Exhibit 10.4

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is both not material and the type of information that the registrant customarily and actually treats as private and confidential.

SHARE PURCHASE AGREEMENT

by and between

NOVO NORDISK A/S;

NOVO NORDISK REGION EUROPE A/S;

PROTHENA CORPORATION PLC;

and

PROTHENA BIOSCIENCES LIMITED

Dated as of July 8, 2021

Page

SECTION 1. Description of Transaction	1
1.1 Purchase and Sale of Shares	1
1.2 Purchase Price	1
1.3 Closing	1
1.4 Payoff Letters	2
1.5 Withholding	2
1.6 Post Closing Adjustment to Closing Purchase Price	3
1.7 Contingent Consideration.	5
SECTION 2. Representations and Warranties of Seller	12
2.1 Due Incorporation; Etc	12
2.2 Assets of the Acquired Company.	12
2.3 Title to Shares; Capitalization, Etc	13
2.4 Financial Statements	14
2.5 Absence of Certain Changes	14
2.6 No Tangible Assets	14
2.7 Intellectual Property.	14
2.8 Regulatory Matters.	17
2.9 Material Contracts.	18
2.10 Liabilities	20
2.11 Compliance with Laws; Permits	20
2.12 Certain Business Practices	20
2.13 Tax Matters.	21
2.14 Employee Benefit Plans and Employee Matters	24
2.15 Insurance	25
2.16 Legal Proceedings; Orders	25
2.17 Authority; Binding Nature of Agreement	25
2.18 Non-Contravention; Governmental Consents	25
2.19 Financial Advisor	26
2.20 Intercompany Contracts	26
2.21 Solvency.	26
2.22 Powers of Attorney and Agency	27
2.23 Directors	27
SECTION 3. Representations and Warranties of Buyer	27
3.1 Due Incorporation; Subsidiaries	27
3.2 Authority; Binding Nature of Agreement	27
3.3 Non-Contravention; Consents	27
3.4 Litigation	28
3.5 No Buyer Vote Required	28
3.6 Availability of Funds	28

i.

(continued)
Page

SECTION 4. Certain Covenants of Seller	28
4.1 Access	28
4.2 Conduct of the Business of the Acquired Company	29
4.3 Exclusivity	31
SECTION 5. Additional Covenants of the Parties	31
5.1 Reasonable Best Efforts	31
5.2 Indemnification of Certain Persons	32
5.3 Disclosure	33
5.4 Tax Matters	33
5.5 Notification of Certain Events	37
5.6 Guaranty of Parent	37
SECTION 6. Conditions Precedent to Obligations of Buyer	38
6.1 Accuracy of Representations and Warranties	38
6.2 Performance of Covenants	38
6.3 No Restraints	38
6.4 Agreements and Documents	38
6.5 Closing Certificate	39
6.6 Company Material Adverse Effect.	39
6.7 Intercompany Contracts.	39
6.8 Transition Services Agreement.	39
SECTION 7. Conditions Precedent to Obligations of Seller	39
7.1 Accuracy of Representations and Warranties	40
7.2 Performance of Covenants	40
7.3 No Restraints	40
7.4 Closing Certificate	40
7.5 Transition Services Agreement.	40
SECTION 8. Indemnification	40
8.1 Indemnification of Buyer	40
8.2 Indemnification of Seller	41
8.3 Third-Party Claims	42
8.4 Indemnification Mechanics	43
8.5 Survival	44
8.6 Sole and Exclusive Remedy; Limitations	45
8.7 Mitigation of Losses	46
8.8 Provisions	46
8.9 Change of Law	47
8.10 Voluntary Acts	47
8.11 Treatment of Payments	47
8.12 Offset	47

ii.

(continued)
Page

SECTION 9. Termination	48
9.1 Termination	48
9.2 Effect of Termination	49
SECTION 10. Miscellaneous Provisions	49
10.1 Amendment	49
10.2 Expenses	49
10.3 Waiver	49
10.4 Entire Agreement; Counterparts	49
10.5 Applicable Law; Jurisdiction	49
10.6 Attorneys’ Fees	50
10.7 Assignability	50
10.8 Third Party Beneficiaries; No Recourse	50
10.9 Notices	51
10.10 Severability	52
10.11 Knowledge	53
10.12 Conflict of Interest	53
10.13 Attorney-Client Privilege	53
10.14 Acknowledgement	54
10.15 Specific Performance	54
10.16 Construction	55
10.17 Disclosure Schedule	55

iii.

(continued)

Certain schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedules or exhibits
Exhibits

Exhibit A    -    Certain Definitions
Exhibit B    -    Clinical Development Plan
Exhibit C    -    Form of Joint Press Release
Exhibit D    -    Form of Transition Services Agreement

Schedules

Disclosure Schedule

iv.

SHARE PURCHASE AGREEMENT
This Share Purchase Agreement (as may be amended from time to time, this “Agreement”) is made and entered into as of July 8, 2021 by and among: Novo Nordisk A/S, an entity organized under the laws of Denmark (“Novo Nordisk”); Novo Nordisk Region Europe A/S, an entity organized under the laws of Denmark (“NNRE” and together with Novo Nordisk, “Buyer”); Prothena Biosciences Limited, a private company limited by shares incorporated under the laws of Ireland with registered number 460227 (“Seller”); and Prothena Corporation Plc, a public company limited by shares incorporated under the laws of Ireland with registered number 518146 (“Parent”). Parent is a party to this Agreement solely for purposes of Section 5.6 (Guaranty of Parent). Certain capitalized terms used in this Agreement are defined in Exhibit A.
Recitals
A.    Seller owns 100 ordinary shares, nominal value $1.00 per share, of Neotope Neuroscience Limited, a private company limited by shares incorporated under the laws of Ireland with registered number 660578 (the “Acquired Company”) (such shares, the “Shares”), which Shares constitute all of the issued and outstanding equity interests in the Acquired Company.
B.    Seller desires to sell and transfer all of the Shares to NNRE, and NNRE desires to acquire all of the Shares from Seller, all on the terms and subject to the conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of these premises, the covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, agree as follows:
SECTION 1.Description of Transaction
1.1Purchase and Sale of Shares. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, transfer and deliver to NNRE, free and clear of all Liens, and NNRE shall purchase from Seller, the Shares (the “Sale”).
1.2Purchase Price. Subject to Section 1.6 (Post Closing Adjustment to Closing Purchase Price) and Section 8.11 (Treatment of Payments), the consideration for the Sale pursuant to this Agreement will be the Purchase Price.
1.3Closing.
(a)The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely via electronic exchange of required Closing documentation in lieu of an in-person Closing at 9:00 a.m. Dublin, Ireland time on a date to be mutually agreed on by the parties (the “Closing Date”), which shall be no later than the second Business Day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Section 6 (Conditions Precedent to Obligations of Buyer) and Section 7 (Conditions Precedent to Obligations of Seller) (other than those
1.
[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is both not material and the type of information that the registrant customarily and actually treats as private and confidential.

conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions). Upon the occurrence of the Closing, the time and date that the transactions contemplated hereby become effective shall be 12:01 a.m. Dublin, Ireland time on the Closing Date.
(b)At the Closing, Buyer shall:
(i)pay an amount in cash equal to the Closing Purchase Price to Seller, by wire transfer of immediately available funds to an account of Seller specified in writing by Seller not less than three (3) Business Days prior to the Closing Date;
(ii)procure the payment on behalf of the Acquired Company of the Estimated Closing Date Indebtedness (and any penalties, premiums, fees and charges) to the applicable holder of such Debt, by wire transfer of immediately available funds to an account of such Debt holder specified in writing by Seller not less than three (3) Business Days prior to the Closing Date; and
(iii)pay the Estimated Closing Date Transaction Expenses to each applicable third-party payee of such Estimated Closing Date Transaction Expenses, by wire transfer of immediately available funds, to such third party in accordance with the instruction provided by such third party not less than three (3) Business Days prior to the Closing Date.
1.4Payoff Letters. Prior to the Closing, Seller shall obtain payoff letters for the Closing Date Indebtedness set forth in Section 1.4 of the Disclosure Schedule, in form and substance reasonably acceptable to Buyer, which shall provide the dollar amount and the payee of the applicable Closing Date Indebtedness required to be paid in order to fully pay off such Closing Date Indebtedness as of the Closing.
1.5Withholding. Buyer shall be entitled to deduct and withhold from any consideration payable hereunder, or other payment otherwise payable pursuant to this Agreement, the amounts required to be deducted and withheld under applicable Law. Any amounts so withheld shall be paid over to the appropriate Governmental Body. Buyer and Seller acknowledge that neither party expects any consideration or other payment payable hereunder to require deduction or withholding. If any consideration or other payment payable hereunder is required to be deducted or withheld pursuant to this Section, Buyer shall pay additional amounts to Seller to the extent necessary to ensure that Seller receives, after payment of all such Taxes, the amount specified in this Agreement provided, however, that Buyer shall not be obliged to pay any such additional amounts to Seller where Buyer can reasonably demonstrate that any such deduction or withholding arose (i) solely as a result of an act or transaction taken or entered into by Seller, including as a result of such amount being payable to a recipient resident in a jurisdiction other than Ireland or (ii) as a result of a change in Law after the date hereof. If any consideration or other payment payable hereunder is required to be deducted or withheld under this Section and such deduction or withholding arose as a result of circumstances described in the proviso to the prior sentence, any amount so deducted or withheld and paid over to a Governmental Body shall be treated as though it had been paid to Seller. Buyer and Seller will cooperate with respect to all documentation required by any taxing authority or reasonably
2.
[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is both not material and the type of information that the registrant customarily and actually treats as private and confidential.

requested by Seller or Buyer to secure (i) a reduction in the rate of applicable withholding taxes or (ii) a position that withholding taxes are not applicable in the circumstances. As soon as practicable after any payment of Taxes by Buyer to a taxing authority pursuant to this Section 1.5, Buyer shall deliver to Seller the original or a certified copy of a receipt issued by such taxing authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Seller.
1.6Post Closing Adjustment to Closing Purchase Price
(a)Not less than [***] Business Days prior to the Closing Date, Seller shall deliver to Buyer the Estimated Closing Statement. Upon the delivery of the Estimated Closing Statement, Seller shall (i) reasonably make available to Buyer and its representatives the work papers and other books and records used in preparing the Estimated Closing Statement (ii) make its representatives reasonably available to Buyer and its representatives to discuss Buyer’s comments to the Estimated Closing Statement and (iii) consider all reasonable comments in good faith.
(b)Within [***] following the Closing, Buyer shall prepare and deliver to Seller a written statement (the “Closing Statement”), setting forth in reasonable detail, Buyer’s good faith calculation of the Closing Purchase Price, including (i) the Closing Date Cash Amount, (ii) the Closing Date Indebtedness and (iii) the Closing Date Transaction Expenses. Following the Closing, Buyer shall provide to Seller and its representatives, reasonable access during regular business hours, in such a manner as to not interfere with the normal operation of Buyer or the Acquired Company (subject to the execution of customary work paper access letters, if requested), to work papers and books and records relating to the preparation of the Closing Statement and to the representatives of Buyer and the Acquired Company who are knowledgeable about the preparation of the Closing Statement, in each case, solely for the purpose of assisting Seller and its representatives in their review of the Closing Statement and the calculations contained therein.
(c)If Seller disagrees with the calculations in the Closing Statement, Seller shall notify Buyer of such disagreement in writing (the “Dispute Notice”) no later than the [***] after delivery of the Closing Statement. The Dispute Notice must set forth in reasonable detail (A) any item on the Closing Statement which Seller believes has not been prepared in accordance with this Agreement and Seller’s determination of the amount of such item and (B)  Seller’s alternative calculation of the Closing Purchase Price, the Closing Date Cash Amount, the Closing Date Indebtedness or the Closing Date Transaction Expenses, as the case may be. The Dispute Notice shall include only disagreements based on mathematical errors or the failure of the Closing Purchase Price, the Closing Date Cash Amount, the Closing Date Indebtedness or the Closing Date Transaction Expenses to be calculated in accordance with this Section 1.6 (Post Closing Adjustment to Closing Purchase Price) and the definitions contained in this Agreement (including the inclusion or exclusion of items in the definition and the magnitude of the included or excluded items). Any item or amount that Seller does not dispute in the Dispute Notice within such period shall be final, binding and conclusive for all purposes hereunder.
3.
[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is both not material and the type of information that the registrant customarily and actually treats as private and confidential.

(d)In the event any such Dispute Notice is timely provided, Buyer and Seller shall use commercially reasonable efforts for a period of [***] after the date of such Dispute Notice (or such longer period as they may mutually agree) to resolve any disagreements with respect to the calculations included in the Closing Statement that were disputed in the Dispute Notice. If, at the end of such [***] period (or such longer period as mutually agreed), Seller and Buyer remain unable to resolve the dispute in its entirety, then the unresolved items and amounts thereof in dispute shall be submitted to an internationally recognized financial services firm, reasonably acceptable to Buyer and Seller, which shall not be the independent accountants of Buyer or Seller (the “Dispute Auditor”). The Dispute Auditor shall determine, based solely on the provisions of this Section 1.6 (Post Closing Adjustment to Closing Purchase Price), Accounting Principles and the written presentations by Seller and Buyer, and not by independent review, only those items and amounts that remain then in dispute as set forth in the Dispute Notice.
(e)The Dispute Auditor’s determination of the Closing Purchase Price, the Closing Date Cash Amount, the Closing Date Indebtedness or the Closing Date Transaction Expenses, as applicable, shall be made within [***] after the dispute is submitted for its determination and shall be set forth in a written statement delivered to Seller and Buyer. A judgment of a court of competent jurisdiction selected pursuant to Section 10.5 (Applicable Law; Jurisdiction) hereof may be entered upon the Dispute Auditor’s determination, provided that no party shall make any filing to obtain such judgment unless (i) the payment required by such determination shall not have been made and (ii) [***] shall have elapsed following delivery of the Dispute Auditor’s determination, provided, further, that any filing to obtain such judgment shall respect the confidential nature of the dispute resolution process provided in this Section 1.6 (Post Closing Adjustment to Closing Purchase Price) and shall disclose the details of the dispute only to the extent necessary to obtain a judgment. The Dispute Auditor shall have exclusive jurisdiction over and, resorting to the Dispute Auditor as provided in this Section 1.6 (Post Closing Adjustment to Closing Purchase Price), shall be the only recourse and remedy of the parties against one another with respect to, those items and amounts that remain in dispute under this Section 1.6 (Post Closing Adjustment to Closing Purchase Price), and Buyer shall not be entitled to seek indemnification or recovery of any attorneys’ fees or other professional fees incurred by Buyer in connection with any dispute governed by this Section 1.6 (Post Closing Adjustment to Closing Purchase Price). The Dispute Auditor shall allocate its fees and expenses between Buyer and Seller according to the degree to which the positions of the respective parties are not accepted by the Dispute Auditor.
(f)Seller and Buyer shall, and shall cause their respective Affiliates and representatives to, cooperate in good faith with the Dispute Auditor, and shall give the Dispute Auditor access to all data and other information it reasonably requests for purposes of such resolution. In no event shall the decision of the Dispute Auditor assign a value to any item greater than the greatest value for such item claimed by either Buyer or Seller or lesser than the smallest value for such item claimed by either Buyer or Seller. Any determinations made by the Dispute Auditor pursuant to this Section 1.6 (Post Closing Adjustment to Closing Purchase Price) shall be final, non-appealable and binding on the parties hereto, absent manifest error or common law fraud.
4.
[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is both not material and the type of information that the registrant customarily and actually treats as private and confidential.

(g)“Adjustment Amount” shall mean the net amount, which may be positive or negative, equal to: (i) (a) the Closing Date Cash Amount (as finally determined in accordance with this Section 1.6 (Post Closing Adjustment to Closing Purchase Price)); minus (b) the Estimated Closing Date Cash Amount; plus (ii) (a) the Estimated Closing Date Indebtedness; minus (b) the Closing Date Indebtedness (as finally determined in accordance with this Section 1.6 (Post Closing Adjustment to Closing Purchase Price)); plus (iii) (a) the Estimated Closing Date Transaction Expenses; minus (b) the Closing Date Transaction Expenses (as finally determined in accordance with this Section 1.6 (Post Closing Adjustment to Closing Purchase Price)); provided [***]. If the Adjustment Amount is a positive number, then within [***] after the final determination of the Adjustment Amount, Buyer shall pay the Adjustment Amount in cash to Seller by wire transfer of immediately available funds to an account specified in writing by Seller.
If the Adjustment Amount is a negative number, then within [***] after the final determination of the Adjustment Amount, Seller shall pay the absolute value of the Adjustment Amount in cash to Buyer by wire transfer of immediately available funds to an account specified in writing by Buyer.
No line item included in the calculation of the Closing Date Cash Amount, the Closing Date Indebtedness and the Closing Date Transaction Expenses shall be duplicative of any other line item included in such other calculations.
1.7Contingent Consideration.
(a)If the Closing shall have occurred, then (i) no more than [***] after the achievement of each of the milestone events set forth in Table I below with respect to a PRX004 Milestone Product by a Milestone Obligor (each, a “Development and Commercialization Milestone Event”) and (ii) within [***] after the end of each calendar quarter in which each milestone event set forth in Table II below is achieved with respect to a Milestone Product by a Milestone Obligor (each, a “Net Sales Milestone Event” and together with the Development and Commercialization Milestone Events, each a “Milestone Event” and collectively the “Milestone Events”), in each case, (A) Buyer shall notify Seller that such Milestone Event has been achieved (each such notice, a “Milestone Notice”) and (B) as partial consideration for the purchase and sale of the Shares pursuant to this Agreement, Buyer shall pay the milestone payment corresponding to such Milestone Event (each, a “Milestone Payment,” and, collectively, the “Milestone Payments”) in cash to Seller by wire transfer of immediately available funds to an account specified by Seller, in each case, subject to [***]. All Milestone Payments will be made in United States dollars, and the rate of exchange to be used in converting Net Sales made in other currencies into United States dollars will be the average of the daily exchange rates for the calendar quarter in which the applicable sales were made as such daily exchange rate is published in the U.S. east coast edition of The Wall Street Journal. For clarity, if more than one Net Sales Milestone Event is achieved in the same calendar quarter (and where such Net Sales Milestone Events have not been previously achieved), all Milestone Payments corresponding to such Net Sales Milestone Events achieved in such calendar quarter shall be paid by Buyer in aggregate. In the event Development and Commercialization Milestone Event #3 or Development and Commercialization
5.
[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is both not material and the type of information that the registrant customarily and actually treats as private and confidential.

Milestone Event #4 in Table I below is achieved prior to Buyer paying the Milestone Payment corresponding to Development and Commercialization Milestone Event #1 and/or Development and Commercialization Milestone Event #2 in Table I below, then Development and Commercialization Milestone Event #1 and/or Development and Commercialization Milestone Event #2, as applicable, shall be deemed to have been achieved and such unpaid Milestone Payment corresponding to Development and Commercialization Milestone Event #1 and/or Development and Commercialization Milestone Event #2, as applicable, shall become due and payable in addition to and concurrently with the Milestone Payment corresponding to Development and Commercialization Milestone Event #3 or Development and Commercialization Milestone Event #4, as applicable. In the event that a Milestone Obligor [***] prior to Buyer paying the Milestone Payment corresponding to Development and Commercialization Milestone Event [***] in Table I below, then Development and Commercialization Milestone Event [***] shall be deemed to have been achieved and such unpaid Milestone Payment corresponding to Development and Commercialization Milestone Event #2 shall become due and payable within [***] of such Initiation. For clarity, in the event that a Milestone Obligor [***] of a PRX004 Milestone Product that satisfies [***], then Development and Commercialization Milestone Event [***] in Table I below shall become due and payable within [***] of such [***] if it was not paid prior to such [***]. If the first achievement of a Development and Commercialization Milestone Event is with respect to the [***], Buyer shall pay the applicable Milestone Payment as set forth in Table I and shall not have any further payment obligations hereunder on account of the subsequent achievement of such Development and Commercialization Milestone Event with respect to any [***] or by any other [***]. If the first achievement of a Development and Commercialization Milestone Event is with respect to an [***], Buyer shall pay the applicable Milestone Payment corresponding to such Development and Commercialization Milestone Event under the heading [***] as set forth in Table I and if the same Development and Commercialization Milestone Event is subsequently achieved for the [***], then Buyer shall pay to Seller an amount equal to [***]; after such payment, Buyer shall not have any further payment obligations hereunder on account of the subsequent achievement of such Development and Commercialization Milestone Event with respect to any [***] or by any other [***] (it being understood that if the first achievement of any Development and Commercialization Milestone Event is with respect to the [***], no Milestone Payment will be payable for any achievement of such Development and Commercialization Milestone Event with respect to any [***]). As an example, [***]. Notwithstanding anything in this Agreement to the contrary, (i) the maximum aggregate amount of Milestone Payments that Buyer and any other Milestone Obligor shall be obligated to pay shall be $1,170,000,000.00, (ii) each Net Sales Milestone Payment shall be paid only with respect to the first Milestone Product to achieve such Net Sales Milestone Event, (iii) no Milestone Payment for any Development and Commercialization Milestone Event shall be payable more than one time with respect to the ATTR Indication or any Other Indication and (iv) the maximum aggregate amount of the Milestone Payment for (A) Development and Commercialization Milestone Event #1 is [***], (B) Development and Commercialization Milestone Event #2 is [***], (C) Development and Commercialization Milestone Event #3 is [***], (D) Development and Commercialization Milestone Event #4 is [***] and (E) Development and
6.
[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is both not material and the type of information that the registrant customarily and actually treats as private and confidential.

Commercialization Milestone Event #5 is [***] (it being understood that no Milestone Payment shall be due for any subsequent or repeated achievements of any Milestone Event with respect to the ATTR Indication or any Other Indication, as applicable, even if the same Milestone Event is achieved by more than one Milestone Product or achieved multiple times by the same Milestone Product). The parties acknowledge and agree that it is possible that, without any breach of this Agreement, any or all of the Milestone Events may not be [***] achieved, in which case any or all of the Milestone Payments may not be paid.
Table I

Milestone Number	Development and Commercialization Milestone Event	Milestone Payment (ATTR Indication)	Milestone Payment (Other Indication)
1	[***]	$[***]	$[***]
2	[***]	$[***]	$[***]
3	[***]	$[***]	$[***]
4	[***]	$[***]	$[***]
5	[***]	$[***]	$[***]

7.
[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is both not material and the type of information that the registrant customarily and actually treats as private and confidential.

Table II

Milestone Number	Net Sales Milestone Event	Milestone Payment
6	First achievement of Annual Net Sales of any Milestone Product worldwide of at least $[***]	$[***]
7	First achievement of Annual Net Sales of any Milestone Product worldwide of at least $[***]	$[***]
8	First achievement of Annual Net Sales of any Milestone Product worldwide of at least $[***]	$[***]
9	First achievement of Annual Net Sales of any Milestone Product worldwide of at least $[***]	$[***]

(b)Commencing upon the Closing, Buyer and the other Milestone Obligors shall have the right, in their sole and absolute discretion, to direct and control the research, development, commercialization and other exploitation of all Milestone Products in all respects, including the determination to test, develop, pursue, market, make any regulatory filings with respect to, or make any strategic decisions affecting, such Milestone Products; provided that, commencing upon the Closing and continuing until the achievement of the [***], Buyer shall, and shall cause each Milestone Obligor to, act in good faith and with fair dealing and use Diligent Efforts to develop and achieve the [***] (it being understood that, notwithstanding anything in this Agreement to the contrary, in no event shall Buyer or any other Milestone Obligor be liable for any failure to perform any of its obligations under this Section 1.7(b) (Contingent Consideration) solely as a result of [***]. For the avoidance of doubt, the parties intend the express provisions of this Section 1.7(b) (Contingent Consideration) to govern their contractual obligations with respect to the rights and obligations under this Section 1.7(b) (Contingent Consideration) and to supersede any standard of efforts or implied covenant of good faith and fair dealing that might otherwise be imposed by applicable Law with respect thereto.
(c)If the Milestone Obligors, taken as a whole, cease performance of (i) [***] material development or commercialization activities with respect to all PRX004 Milestone Products for the [***] or (ii) [***] material activities set forth under the [***], then Buyer shall, or shall cause the applicable Milestone Obligor to, send written notice of each such cessation to Seller together with a detailed explanation for such cessation of activities. Buyer’s or the applicable Milestone Obligor’s satisfaction of its obligations pursuant to the foregoing sentence shall not relieve Buyer or such Milestone Obligor of
8.
[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is both not material and the type of information that the registrant customarily and actually treats as private and confidential.

the obligation to act in good faith and use Diligent Efforts as set forth in Section 1.7(b) (Contingent Consideration)
(d)For so long as the Milestone Payments for any Development and Commercialization Milestone Events may become payable, Buyer shall, and shall cause each Milestone Obligor to, keep and maintain reasonable documentation substantiating its efforts to achieve such Milestone Events, and within [***] after the end of each of the [***] and [***] in each calendar year, Buyer shall, and shall cause each Milestone Obligor to, provide a written report to Seller in reasonable detail regarding the status of efforts to achieve such Development and Commercialization Milestone Events (each such report, an “Update Report”). If Seller requests a meeting with Buyer to discuss any Update Report within [***] after receipt thereof, Buyer shall make available for such a meeting such of its and the applicable Milestone Obligor’s respective employees and representatives with appropriate expertise and knowledge of the activities undertaken to perform the Clinical Development Plan, develop and commercialize PRX004 Milestone Products in [***] and achieve the Development and Commercialization Milestone Events. In addition, for [***] following Seller’s receipt of an Update Report, Buyer shall, and shall cause Milestone Obligors to, make available a qualified, designated employee with appropriate expertise and access to relevant information to respond telephonically or electronically to questions posed by Seller concerning the Update Report.
(e)Commencing with the calendar quarter in which the [***], within [***] after the end of each calendar quarter until all Milestone Payments corresponding to the Net Sales Milestone Events have been paid pursuant to Section 1.7(a) (Contingent Consideration), Buyer shall deliver to Seller a report setting forth, on a Milestone Product-by-Milestone Product, [***] (each such report, a “Sales Report”). Buyer shall, and shall cause each Milestone Obligor to, maintain complete and accurate books and records in reasonably sufficient detail to permit Seller to confirm the accuracy of the Sales Reports. Commencing with the calendar year in which the [***] occurs, upon the written request of Seller not more than one time during any calendar year, Seller shall have the right, at Seller’s expense, to have [***] be provided access during normal business hours, upon reasonable prior written notice, to such books and records of Buyer and each other Milestone Obligor as may be required to verify the accuracy of any Sales Report. Buyer shall, and shall cause each Milestone Obligor to, assist such [***] in conducting such audit, without charge, and shall make such books and records available for inspection and copying. Any and all records examined by such [***] shall be deemed to be confidential information of the audited Person, and, prior to providing such [***] with such access, the audited Person and such [***] shall have entered into a customary confidentiality agreement which shall provide, among other customary obligations, that any and all audited records shall not be disclosed by such independent certified public accounting firm to any third party [***] (except for the information expressly sought to be confirmed [***] as set forth in this Section 1.7(e) (Contingent Consideration)). If, based on the results of any audit conducted under this Section 1.7(e) (Contingent Consideration), it is determined pursuant to the terms of this Agreement that a Net Sales Milestone Event was achieved prior to the initiation of such audit and Buyer failed to provide a Milestone Notice to Seller in accordance Section 1.7(a) (Contingent
9.
[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is both not material and the type of information that the registrant customarily and actually treats as private and confidential.

Consideration) with respect to such Net Sales Milestone Event, then Buyer shall make the Milestone Payment corresponding to such Net Sales Milestone Event, plus interest from the original due date as provided in Section 1.7(j) (Contingent Consideration) to Seller by wire transfer of immediately available funds to an account specified by Seller, within [***] after the [***] written report is delivered to Seller and to Buyer, to the extent not already paid, and [***]. If, based on the results of any audit conducted under this Section 1.7(e) (Contingent Consideration), it is determined pursuant to the terms of this Agreement that no such failure to provide a Milestone Notice occurred, [***].
(f)After the Closing until the date on which all Milestone Payments have been made, Buyer (or a Milestone Obligor) may divest (by way of merger, consolidation, asset acquisition or sale, exclusive license, assignment or other similar transfer) to a third party (the “Transferee”) all or substantially all of the Acquired Company’s right, title and interest in and to any Milestone Product and all Intellectual Property related to such Milestone Product and Buyer shall have no further obligations, responsibilities or liability under Section 1.7(f) (Contingent Consideration) with respect to such divested Milestone Product if [***]. Buyer shall provide Seller with copies of the divestiture documents within 30 days after execution, which copies may be redacted to remove information not required for Seller’s confirmation that the applicable conditions set forth in this Section 1.7(f) (Contingent Consideration) have been satisfied. For clarity, nothing in this Section 1.7(f) (Contingent Consideration) shall be construed as preventing or otherwise limiting Buyer from divesting, transferring, selling, licensing, conveying or otherwise disposing of any of its rights, title or interests in or to any Milestone Product or any Intellectual Property relating thereto; provided that Buyer shall remain primarily responsible for the obligations in this Section 1.7 (Contingent Consideration) following any divestiture, transfer, sale, license, conveyance or disposal of any Milestone Product or Intellectual Property relating thereto if the applicable conditions set forth in this Section 1.7(f) (Contingent Consideration) are not satisfied.
(g)Seller (i) shall, for a period of [***] from receipt by Seller, treat all information provided to it pursuant to this Section 1.7 (Contingent Consideration) (including information contained in any Update Report or Sales Report) as if it were confidential documents and information concerning the Acquired Company in accordance with Section 4.1(b) (but subject to the terms, limitations and exceptions of Sections 4.1(b) and 4.1(c)), and (ii) shall not use such information other than to assess the progress towards and the likelihood of achieving the Milestone Events, to determine Buyer’s compliance with its obligations pursuant to this Section 1.7 (Contingent Consideration) or enforce Seller’s rights pursuant to this Section 1.7 (Contingent Consideration) including the right to receive Milestone Payments corresponding to Milestone Events.
(h)If Seller in good faith believes that a Milestone Obligor is breaching any of its obligations under this Section 1.7 (Contingent Consideration), then Seller may provide Buyer with written notice thereof and provide reasonable detail regarding such alleged breaches. Buyer shall designate representatives, including at least one officer of Buyer or the applicable Milestone Obligor with operating responsibility for the applicable Milestone Products and appropriate expertise, to meet with Seller within [***] from the
10.
[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is both not material and the type of information that the registrant customarily and actually treats as private and confidential.

date of such notice to address in good faith Seller’s belief that such Milestone Obligor is breaching one or more obligations under Section 1.7 (Contingent Consideration). Buyer shall, and shall cause the Milestone Obligors to, work together with Seller to schedule an in-person meeting, if reasonably feasible, at a mutually acceptable location, or will schedule one or more conference calls to address the asserted breach of obligations, and Buyer and Seller shall endeavor in good faith to resolve any dispute. If no such resolution is reached during the [***] period following the date of Seller’s notice, then Seller shall be entitled to pursue all remedies available to it under this Agreement or otherwise under Law or equity with respect to such matter (in each case subject to and in accordance with the terms and limitations set forth in this Agreement, including Section 10.5 (Applicable Law; Jurisdiction)).
(i)The right of Seller to receive Milestone Payments: (i) does not give Seller dividend rights, voting rights, liquidation rights, preemptive rights or other rights of holders of shares of the Acquired Company; (ii) shall not be evidenced by a certificate or other instrument; (iii) other than pursuant to a Permitted Transfer, shall not be assignable or otherwise transferable by Seller; and (iv) does not represent any right other than the right to receive the consideration set forth in this Section 1.7 (Contingent Consideration). Any attempted transfer (other than a Permitted Transfer) of the right to the Milestone Payments by any holder thereof (other than as specifically permitted by the immediately preceding sentence) shall be null and void.
(j)Any Milestone Payment that is not paid on or before the date such payment is due under this Agreement will bear interest at the lower of (i) an annual rate equal to the prime rate (as published in The Wall Street Journal in effect on the date such payment was required to be made) plus [***], calculated on the total number of days payment is delinquent and (ii) the maximum rate allowed by applicable Law. Interest will accrue beginning on the first day following the due date for payment. Payment of such interest by Buyer shall not limit, in any way, Seller’s rights to exercise any other remedies it may have as a consequence of the lateness of any payment.
SECTION 2.Representations and Warranties of Seller
Seller represents and warrants to Buyer, except as set forth in the Disclosure Schedule, as follows:
2.1Due Incorporation; Etc.
(a)Each of Seller and the Acquired Company is a private company limited by shares incorporated under the laws of Ireland and is duly organized and validly existing under the laws of Ireland and has all necessary corporate power and authority to conduct its business in the manner in which its business is currently being conducted. Seller has delivered or otherwise made available to Buyer or its representatives true and correct copies of the constitution and certificate of incorporation of each of Seller and the Acquired Company, and in the case of the Acquired Company, including all amendments thereto, as in effect on the date hereof, which documents are in full force and effect as of the date hereof.
11.
[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is both not material and the type of information that the registrant customarily and actually treats as private and confidential.

(b)Seller is duly qualified or licensed to do business and, where applicable as a legal concept, is in good standing in each jurisdiction where the character of the properties owned, leased or licensed by it or the nature of its business and activities makes such qualification, licensing or good standing necessary, except where the failure to be so qualified or licensed or in good standing has not had or would not reasonably be expected to prevent or materially impair or materially delay the ability of Seller to perform its obligations under this Agreement. The Acquired Company is duly qualified or licensed to do business and, where applicable as a legal concept, is in good standing in each jurisdiction where the character of the properties owned, leased or licensed by it or the nature of its business and activities makes such qualification, licensing or good standing necessary, except where the failure to be so qualified or in such good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
2.2Assets of the Acquired Company.
(a)The Acquired Company was formed on November 13, 2019. [***] Since October 1, 2020, the Acquired Company has solely engaged in the business of developing the Compound and PRX004 Milestone Product (the “Business”). The Acquired Company has not engaged in any business activities, conducted any operations, or incurred, directly or indirectly, any obligation or liability of any type or kind whatsoever, or entered into any Contract with any Person, in each case other than in connection with [***] or the Business.
(b)Except as set forth in Section 2.2(b) of the Disclosure Schedule, the Acquired Company exclusively owns or licenses from third parties all of the property, assets and rights owned, licensed or held for use by any member of the Parent Group in or for the Business as currently conducted prior to the Closing, free and clear of any Liens, other than Permitted Encumbrances and no member of the Parent Group (other than the Acquired Company) has any right, title or interest in or to the Compound or any Milestone Product.
(c)The Acquired Company does not (i) have any Subsidiaries or (ii) own or control, directly or indirectly, any equity interests in any other Person.
2.3Title to Shares; Capitalization, Etc.
(a)Seller is the legal and beneficial owner of, and has good and valid title to, the Shares, free and clear of any Liens. The Shares comprise of the whole of the allotted and issued share capital of the Acquired Company.
(b)The authorized share capital of the Acquired Company consists of ordinary shares, nominal value $1.00 per share, of which 100 shares are issued and outstanding and legally and beneficially held by Seller. All of the Shares are duly authorized, validly issued and are fully paid and nonassessable, and have not been issued in violation of any preemptive rights. The Acquired Company does not hold any treasury shares.
12.
[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is both not material and the type of information that the registrant customarily and actually treats as private and confidential.

(c)Other than the Shares, (i) there are no other existing options, warrants, calls, rights (whether actual or contingent and including conversion rights, preemptive rights, co-sale rights, rights of first refusal or other similar rights) or agreements to which the Acquired Company or Seller is a party requiring, and there are no securities of the Acquired Company outstanding which upon conversion or exchange would require, the issuance, allotment, sale or transfer of any additional shares of the Acquired Company or other equity securities of the Acquired Company or other securities convertible into, exchangeable for, or evidencing the right to subscribe for or purchase, shares of the Acquired Company or other equity securities of the Acquired Company, (ii) there are no obligations, contingent or otherwise, of the Acquired Company to repurchase, redeem or otherwise acquire any shares of the Acquired Company and (iii) there are no outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to the Acquired Company. There are no bonds, debentures, notes or other Debt of the Acquired Company having the right to vote or consent (or convertible into, or exchangeable for, securities having the right to vote or consent) on any matters on which Seller may vote. There are no voting trusts, irrevocable proxies or other Contracts or understandings to which the Acquired Company or Seller is a party or is bound with respect to the voting or consent of any shares of the Acquired Company.
2.4Financial Statements. Seller has delivered or otherwise made available to Buyer or its representatives true and correct copies of (a) the Acquired Company’s audited financial statements for the year ended December 31, 2020 (the “Audited Financial Statements”) and (b) the unaudited balance sheet of the Acquired Company as of May 31, 2021 (the “Unaudited Balance Sheet,” and such date, the “Balance Sheet Date”), and unaudited statement of operations as of May 31, 2021 (all of the foregoing financial statements of the Acquired Company and any notes thereto are hereinafter collectively referred to as the “Company Financial Statements”). The Company Financial Statements were prepared in accordance with IFRS and fairly present in all material respects the financial condition of the Acquired Company at the dates therein indicated and the results of operations of the Acquired Company for the periods therein specified in accordance with IFRS, except that the unaudited financial statements do not contain footnotes and are subject to normal year-end adjustments.
2.5Absence of Certain Changes. Since the Balance Sheet Date through the date of this Agreement, (a) there has not occurred any event, development or series of related events that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (b) except as contemplated by this Agreement and for discussion, negotiations and transactions related to this Agreement or other potential strategic transactions, the Acquired Company has operated its business in the ordinary course of business in all material respects and has not taken any action that, if taken after the date of this Agreement and without Buyer’s consent, would constitute a material breach of Sections 4.2(a) through 4.2(q) (Conduct of the Business of the Acquired Company).
2.6No Tangible Assets. Except as set forth in Section 2.6 of the Disclosure Schedule, the Acquired Company does not own, and does not have any leasehold interest in, any tangible assets, including real property.
2.7Intellectual Property.
13.
[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is both not material and the type of information that the registrant customarily and actually treats as private and confidential.

(a)Section 2.7(a) of the Disclosure Schedule identifies a true, correct and complete list of: (i) each item of Registered IP (A) included in the Company Intellectual Property or (B) included in the Company Licensed Intellectual Property that is exclusively licensed to the Acquired Company; and (ii) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration, application or serial number. None of such Registered IP, to Seller’s Knowledge with respect to such Registered IP that is included in the Company Licensed Intellectual Property, has been adjudged invalid or unenforceable and, to Seller’s Knowledge, each such item of Registered IP is valid, subsisting, and enforceable other than such items that are applications that have not been granted, issued or registered, as applicable.
(b)To Seller’s Knowledge, there is no Intellectual Property owned by any third party (including any member of the Parent Group that is not the Acquired Company) that (i) is valid and enforceable, (ii) is required to conduct the Business as currently conducted and (iii) the Acquired Company is not currently authorized to use. The Company Intellectual Property and Company Licensed Intellectual Property constitute all Intellectual Property owned by or licensed to Seller or any member of the Parent Group, as of the Closing that Covers the Compound or the PRX004 Milestone Product that was the subject of the phase 1 clinical trial completed by the Acquired Company in 2020 (as such Compound and PRX004 Milestone Product exist as of the Closing) or that is otherwise necessary to, or used or held for use in, the conduct of the Business as currently conducted.
(c)To Seller’s Knowledge, neither the Acquired Company nor the conduct of the Business as currently conducted infringes, misappropriates or otherwise violates nor the Acquired Company’s prior conduct of the Business infringed, misappropriated or otherwise violated, any Intellectual Property rights of any third parties. No Person has asserted any written claim, or to Seller’s Knowledge, any oral claim, and there is no Legal Proceeding pending, or to Seller’s Knowledge, threatened, against the Acquired Company (i) challenging the Acquired Company’s right, interest or title in any of the Company Intellectual Property or, to Seller’s Knowledge, Company Licensed Intellectual Property or the validity or enforceability of such Company Intellectual Property or, to Seller’s Knowledge, any Company Licensed Intellectual Property or (ii) alleging any infringement, misappropriation or other violation of any third party Intellectual Property by the Acquired Company or the conduct of the Business. None of the Company Intellectual Property, and to the Seller’s Knowledge, the Company Licensed Intellectual Property, is subject to any pending or outstanding injunction, directive, order, judgment, or other disposition of dispute that adversely restricts the use, transfer, registration or licensing of any such Company Intellectual Property, or to Seller’s Knowledge, Company Licensed Intellectual Property, by the Acquired Company. The consummation of the transactions contemplated by this Agreement will not alter, encumber, impair or extinguish any Company Intellectual Property or, to Seller’s Knowledge, any Company Licensed Intellectual Property. The representations and warranties in Sections 2.7(b) and 2.7(c) (Intellectual Property) are the only representations and warranties by Seller with respect to the infringement or alleged infringement by the Acquired Company of the Intellectual Property of any third party.
14.
[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is both not material and the type of information that the registrant customarily and actually treats as private and confidential.

(d)To Seller’s Knowledge, no Person has infringed, misappropriated or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating any material (i) Company Intellectual Property or (ii) Company Licensed Intellectual Property exclusively licensed to the Acquired Company.
(e)Section 2.7(e)(i) of the Disclosure Schedule identifies each Contract pursuant to which the Acquired Company is a licensee of, or is otherwise granted any rights to use or any covenant to be sued under, any Intellectual Property owned by any third party that is used or held for use in the Business (other than (i) non-disclosure or material transfer Contracts, (ii) Contracts between the Acquired Company and its employees or consultants, (iii) non-exclusive licenses to off-the-shelf, commercially available third party software with annual license maintenance or other fees of $[***] or less in the aggregate, (iv) any Contract in connection with purchases of assays or other laboratory consumables, (v) clinical trial Contracts and (vi) immaterial Contracts for provision by a third party of research services, including preclinical services, in the case of each of clauses (i)-(vi), entered into in the ordinary course of business). Section 2.7(e)(ii) of the Disclosure Schedule identifies each Contract material to the Business pursuant to which the Acquired Company is a licensor of, or otherwise grants to any third party any rights to use or any covenant not to sue under, any Company Intellectual Property or Company Licensed Intellectual Property (other than non-exclusive licenses entered into in the ordinary course of business).
(f)Except as set forth in Section 2.7(f) of the Disclosure Schedule, the Acquired Company is the sole and exclusive owner of all Company Intellectual Property, free and clear of any Liens, other than Permitted Encumbrances or licenses that are set forth in Section 2.7(e)(ii) of the Disclosure Schedule or are not required to be listed therein, and holds a legal and valid license to all material Company Licensed Intellectual Property. As of the Closing, except for the Acquired Company, no Person that is an Affiliate of the Acquired Company as of immediately prior to the Closing (including Parent and its Subsidiaries) shall have any right, title or interest in or to any quantities of the Compound or any PRX004 Milestone Product then in existence or (i) any Company Intellectual Property or (ii) any Company Licensed Intellectual Property that is specific to the Compound or that is exclusively licensed to the Acquired Company. The Acquired Company has not granted to any Person any license (including any sublicense), option, or other right, title or interest (including any right of first refusal or other preferential right or covenant not to sue or other immunity) in or to, or assigned or otherwise transferred to any Person, any Company Intellectual Property or Company Licensed Intellectual Property for the purpose of permitting such Person to commercialize the Compound or any Milestone Product.
(g)To Seller’s Knowledge, in relation to the Acquired Company’s collection, use, or disclosure of any personally identifiable information in the possession or control of the Acquired Company (including Personal Data) in connection with the conduct of the Business or otherwise, the Acquired Company has taken commercially reasonable security measures against unauthorized access to, unauthorized alterations, disclosure or destruction of, or access to any such personally identifiable information transmitted, stored or processed by the Acquired Company and has complied in all
15.
[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is both not material and the type of information that the registrant customarily and actually treats as private and confidential.

material respects with (i) all governing Laws (including applicable Data Protections Laws), (ii) the Acquired Company’s written and published privacy policies or notices, and (iii) contractual obligations by which the Acquired Company is bound. To Seller’s Knowledge, there are no complaints to, or audits, proceedings, investigations or claims pending against, the Acquired Company by any Governmental Body, or by any Person, in respect of the Acquired Company’s collection, use or disclosure of personally identifiable information (including Personal Data) of any Person in connection with the conduct of the Business. To Seller’s Knowledge, the Acquired Company has not suffered a breach of or other unauthorized access to personally identifiable information in the Acquired Company’s possession that compromised the privacy or security of such personally identifiable information.
(h)The Acquired Company has used commercially reasonable efforts to protect the secrecy and confidentiality of all Company Intellectual Property and Company Licensed Intellectual Property, in each case the value of which is contingent on maintaining the confidentiality thereof, and to the Seller’s Knowledge, no such Company Intellectual Property or Company Licensed Intellectual Property has been disclosed by the Acquired Company other than to Persons bound by valid, binding and enforceable written confidentiality agreements. All current and former employees, consultants and independent contractors of the Acquired Company and any other Person who is or was involved in the creation or development by or on behalf of the Acquired Company of any Intellectual Property for or on behalf of the Business have entered into valid, binding and enforceable written agreements with the Acquired Company or its Affiliates pursuant to which such Person has assigned to the Acquired Company or its Affiliate all Intellectual Property conceived, reduced to practice, authored, developed or otherwise created by such Person in the course of such Person’s employment by the Acquired Company or performance of services on behalf of the Acquired Company, all in accordance with all applicable Laws, and, to the extent that such Intellectual Property was assigned to an Affiliate of the Acquired Company, such Affiliate assigned such Intellectual Property to the Acquired Company.
(i)Except as set forth in Section 2.7(i) of the Disclosure Schedule, no Governmental Body or academic institution has any right to, ownership of, or right to royalties for, any Company Intellectual Property or, to the Seller’s Knowledge, any Company Licensed Intellectual Property that is exclusively licensed to the Acquired Company.
1.8Regulatory Matters.
(a)The Acquired Company has filed with the applicable regulatory authorities (including the FDA or any other Governmental Body performing functions similar to those performed by the FDA) all required material filings, declarations, listings, registrations, reports or submissions, including adverse event reports for its business as currently being conducted. All such filings, declarations, listings, registrations, reports or submissions were in material compliance with applicable Laws when filed, and no deficiencies have been asserted by any applicable Governmental Body with respect to any such filings, declarations, listing, registrations, reports or submissions.
16.
[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is both not material and the type of information that the registrant customarily and actually treats as private and confidential.

(b)Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all preclinical and clinical investigations sponsored by the Acquired Company are being conducted in compliance with applicable Laws, rules, regulations and guidances, including Good Clinical Practices requirements and federal and state Laws, rules, regulations and guidances restricting the use and disclosure of individually identifiable health information. As of the date of this Agreement, the Acquired Company has not received any written notices or other correspondence from the FDA or any other Governmental Body performing functions similar to those performed by the FDA with respect to any ongoing clinical or preclinical studies or tests requiring the termination, suspension or material modification of such studies or tests.
(c)The Acquired Company has not (i) made an untrue statement of a material fact or fraudulent statement to the FDA or any Governmental Body, (ii) failed to disclose a material fact required to be disclosed to the FDA or any Governmental Body or (iii) committed any other act, made any statement or failed to make any statement, that (in any such case) establishes a reasonable basis for the FDA to invoke its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy or for any other Governmental Body to invoke a similar policy. As of the date of this Agreement, the Acquired Company and the Business are not the subject of any pending or, to Seller’s Knowledge, threatened investigation by the FDA pursuant to its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy. The Acquired Company has not been, and, to Seller’s Knowledge, no agent or clinical investigator of the Acquired Company has been, suspended or debarred or convicted of any crime or engaged in any conduct that would reasonably be expected to result in (a) debarment under 21 U.S.C. Section 335a or any similar Law or (b) exclusion under 42 U.S.C. Section 1320a-7 or any similar Law.
2.9Material Contracts.
(a)Section 2.9(a) of the Disclosure Schedule lists each Contract in effect as of the date of this Agreement to which the Acquired Company is a party in the following categories (other than (1) clinical trial Contracts and material transfer Contracts in the ordinary course of business, (2) any Contract concerning non-exclusive rights to “off-the-shelf” or similar software or to other technology that is unmodified and generally available on commercially reasonable terms with annual license, maintenance or other fees of $[***] or less in the aggregate, (3) any Contract that is terminable without penalty by any other party thereto on 90 days’ or less notice, (4) nondisclosure agreements entered into (x) in the ordinary course of business or (y) in connection with discussions, negotiations and transactions related to this Agreement or other potential strategic transactions, or (5) Intercompany Contracts) (each such Contract, and those Contracts that would be required to be listed in Section 2.9(a) of the Disclosure Schedule if not for the fact that they were entered into after the date of this Agreement, together with any exhibits, annexes, appendices or attachments thereto, the “Material Contracts”):
(i)any Contract that requires future payments by or to the Acquired Company in excess of $[***] in any calendar year, including any such Contract
17.
[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is both not material and the type of information that the registrant customarily and actually treats as private and confidential.

for the purchase or sale of assets, raw materials, goods, commodities, utilities, equipment, supplies, products or other personal property, or for the provision or receipt of services;
(ii)any Contract related to an acquisition, divestiture, merger or similar transaction;
(iii)(A) any guaranty, surety or performance bond or letter of credit issued or posted, as applicable, by the Acquired Company; (B) any Contract evidencing Debt of the Acquired Company or providing for the creation or granting of any Lien upon any of the property or assets of the Acquired Company (excluding Permitted Encumbrances); (C) any Contract (1) relating to any outstanding loan or advance to any Person (other than advances to consultants in the ordinary course of business consistent with past practice) or (2) obligating or committing the Acquired Company to make any such loans or advances; and (D) any currency, commodity or other hedging, futures, forward, warrant, option, swap or other derivative contract;
(iv)any Contract creating or purporting to create any partnership, strategic alliance, joint venture or similar arrangement, or any sharing of profits or losses, by the Acquired Company with any third party;
(v)any Contract (A) containing covenants restricting or purporting to restrict competition which, in either case, have, would have or purport to have the effect of prohibiting the Acquired Company or, after the Closing, Buyer or the Acquired Company from engaging in any business or activity in any geographic area or other jurisdiction; (B) in which the Acquired Company has granted “exclusivity” obligations or that requires the Acquired Company to deal exclusively with, or grant exclusive rights or rights of first refusal (or rights of first offer) to, any customer, vendor, supplier, distributor, contractor or other Person; (C) that includes minimum purchase conditions (including any take-or-pay Contracts) or other requirements imposed on the Acquired Company, in either case that exceed $[***] in any calendar year; or (D) containing a “most-favored-nation”, “best pricing” or other similar term or provision by which another party to such Contract or any other Person is, or could become, entitled to any benefit, right or privilege which, under the terms of such Contract, must be at least as favorable to such party as those offered to another Person;
(vi)any Contract involving commitments to make capital expenditures or to purchase or sell assets involving $[***] or more individually;
(vii)any lease, sublease, rental or occupancy agreement, license, installment, and conditional sale agreement or agreement under which Acquired Company is lessee or lessor of, or owns, uses or operates any leasehold or other interest in any real or personal property;
(viii)any Contract required to be listed under Section 2.7(e) (Intellectual Property); and
(ix)any Contract with a Governmental Body.
18.
[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is both not material and the type of information that the registrant customarily and actually treats as private and confidential.

(b) With respect to each Material Contract: (i) such Material Contract is, to Seller’s Knowledge, with respect to each party thereto other than the Acquired Company, binding and enforceable against such party in accordance with its terms, subject to (A) Laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (B) rules of Law governing specific performance, injunctive relief and other equitable remedies; and (ii) the Acquired Company is not in material breach or material default of such Material Contract and, to Seller’s Knowledge, no other party to such Material Contract is in material breach or material default of such Material Contract. Seller has delivered or otherwise made available to Buyer or its counsel a true and complete copy of each such Material Contract.
2.10Liabilities. Except as set forth in Section 2.10 of the Disclosure Schedule, the Acquired Company has no material liabilities of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which would reasonably be expected to result in such a liability, other than liabilities: (i) which are adequately reflected or reserved against in the Unaudited Balance Sheet as of the Balance Sheet Date; (ii) which have been incurred in the ordinary course of business since the Balance Sheet Date (it being understood that any liability arising as a result of breach of Contract or any tortious conduct, or violation of applicable Law, will be deemed not to have been incurred in the ordinary course of business); and (iii) liabilities and obligations incurred in connection with this Agreement.
2.11Compliance with Laws; Permits.
(a)The Acquired Company is in material compliance with, and has been in material compliance with, applicable Laws, and the Acquired Company has not received any written notices of any violation with respect to such Laws, except for violations that are immaterial, have been cured or are no longer being asserted.
(b)Section 2.11(b) of the Disclosure Schedule sets forth a true and complete list of all material permits, licenses, franchises, approvals, certificates, registrations or other authorizations of any Governmental Body that are issued to the Acquired Company and necessary under all applicable Laws for the Acquired Company to carry on its business as currently conducted, together with the name of the Governmental Body issuing such permit (the “Permits”). Except where a failure would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Acquired Company holds all such Permits, is in compliance in all material respects with all such Permits, each such Permit is valid, is in full force and effect and no such Permit has been terminated. None of the Permits will be violated, revoked, terminated or become terminable, in whole or in part, as a result of the transactions contemplated by this Agreement. The Acquired Company has paid all fees, assessments and contributions with respect to the Permits. The Acquired Company has not received any written notice alleging the failure to hold any Permit required to be held by the Acquired Company to conduct its business as conducted immediately prior to the Closing or own its assets.
2.12Certain Business Practices. The Acquired Company, and to Seller’s Knowledge, its representatives (acting on behalf of the Acquired Company), in each case, to the
19.
[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is both not material and the type of information that the registrant customarily and actually treats as private and confidential.

extent such action or inaction constitutes a material violation of applicable Anti-Corruption Laws, has not (a) used and is not using any funds for any unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses; (b) made any direct or indirect unlawful payments to any foreign or domestic Government Official; (c) violated and is not violating any Anti-Corruption Laws; (d) established or maintained, and is not maintaining, any unlawful or unrecorded fund of monies or other properties; (e) made, and is not making, any false or fictitious entries on its accounting books and records; (f) made, and is not making, any bribe, payoff, influence payment, kickback or other unlawful payment of any nature, and has not paid, and is not paying, any fee, commission or other payment that has not been properly recorded on its accounting books and records as required by the Anti-Corruption Laws; and (g) otherwise given or received anything of value to or from a Government Official, an intermediary for payment to any individual including Government Officials, any political party or customer, for the purpose of obtaining or retaining business.
2.13Tax Matters.
Except as set forth in Section 2.13 of the Disclosure Schedule:
(a)The Acquired Company has filed all income and other material Acquired Company Returns that it was required to file under applicable Laws (taking into account any valid extensions of the due date for filing). All such Acquired Company Returns were correct and complete in all material respects, when filed. All income and other material Taxes due and owing by the Acquired Company (whether or not shown on any Acquired Company Return) have been paid. There are no Liens for Taxes (other than Permitted Encumbrances) upon any of the assets of the Acquired Company. No extension of time with respect to any date on which an Acquired Company Return was required to be filed by Acquired Company that extends such date beyond the date of this Agreement is in force, and no waiver or agreement by Acquired Company is in force for the extension of time for the payment, collection or assessment of any Taxes beyond the date of this Agreement, in each case, other than pursuant to customary extensions of the due date for filing a Tax Return.
(b)The Acquired Company has kept and maintained, in all material respects, complete and accurate records, invoices and other documents required for Tax purposes, including any claims or elections made to calculate the Tax liability or relief which would arise on any disposal or on the realization of any asset owned by the Acquired Company at Closing.
(c)The Acquired Company has not received written notice from any Governmental Body of any audit or other examination of any Acquired Company Return that has not been resolved in full. Neither Seller, nor the Acquired Company, has received notice, in writing, from any Tax authority that any adjustment relating to any Acquired Company Return has been proposed by any Tax authority. There are no matters relating to Taxes under discussion between any Tax authority and the Acquired Company.
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[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is both not material and the type of information that the registrant customarily and actually treats as private and confidential.

(d)The Acquired Company has not received written notice from any Governmental Body of any material Tax deficiency that is outstanding, assessed or proposed against Acquired Company and has not been resolved in full. The Acquired Company has never received a written claim from any Governmental Body in a jurisdiction in which the Acquired Company does not file an Acquired Company Returns that the Acquired Company is or may be subject to taxation by that jurisdiction.
(e)The amount of any liability to Tax of the Acquired Company has not, to any material extent, depended on any arrangement or concession (in either case whether formal or informal) with any Tax authority.
(f)The Acquired Company is not a party to any agreement with any third party relating to allocating or sharing the payment of, or liability for, Taxes (other than this Agreement and any contract, such as a loan or a lease, entered into in the ordinary course of business the primary purpose of which is unrelated to Taxes).
(g)The Shares do not derive, directly or indirectly, their value or the greater part of their value from the assets specified in paragraphs (a) to (c) of Section 980(2) of the TCA and the Shares are not shares to which paragraph (e) of the said Section 980(2) of the TCA applies.
(h)Notwithstanding anything herein to the contrary, Seller makes no representation or warranty with respect to Buyer’s or the Acquired Company’s ability to utilize or otherwise benefit from, any particular Tax attribute of the Acquired Company, including without limitation, the Tax basis of assets, net operating losses, capital losses, deductions, Tax credits and other similar items of the Acquired Company.
(i)Neither Seller nor the Acquired Company has made any requests for rulings or determinations, with respect to any Tax of the Acquired Company, that are currently pending before a taxing authority or that have been received and would be binding upon the Acquired Company after the Closing Date.
(j)The Acquired Company is not and has not been during any taxable period for which the period of assessment or collection remains open a member of any affiliated, consolidated, combined, unitary or similar group (other than any such group the common parent of which is Parent).
(k)All deductions or withholdings in respect of (or on account of) any Tax which the Acquired Company has been required to make have been made by the Acquired Company from any payments made by it and have been duly and properly accounted for to the relevant Tax authority.
(l)All material expenses and charges incurred by the Acquired Company prior to the date of this Agreement are fully deductible for Tax purposes and no circumstances exist which would lead to the denial of a Tax deduction by a Tax authority for any such expenses incurred prior to the date of this Agreement.
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[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is both not material and the type of information that the registrant customarily and actually treats as private and confidential.

(m)The Acquired Company has not claimed a Tax deduction for interest as a charge.
(n)All documents to which the Acquired Company is a party and under which the Acquired Company has any rights or in respect of which the Acquired Company is an accountable person or which form part of the Acquired Company’s title to any asset owned by it have been duly stamped with the correct amount of stamp duty, paid within the applicable time limits. The Acquired Company has not been a party to any transaction involving a claim to or filing with a Tax authority for an exemption from stamp duty.
(o)The Acquired Company has not made a mandatory disclosure to a Tax authority in respect of a transaction or a proposed transaction which enables any person to obtain a Tax advantage and no circumstances exist which mean that the Acquired Company should have made such a disclosure but failed to do so.
(p)The Acquired Company has not been and will not be required, based on the circumstances of the Acquired Company as of Closing and events occurring prior to Closing, to provide information on reportable cross-border arrangements to a Tax authority pursuant to Council Directive 2011/16/EU (as amended by Council Directives 2018/822/EU and 2020/876/EU, and including any implementing legislation or regulation thereto) (“DAC6”) nor has the Acquired Company entered into any reportable cross-border arrangements which will require another person to provide information to a Tax authority pursuant to DAC6.
(q)The Acquired Company is registered for VAT in Ireland and is not and never has been registered for VAT in any jurisdiction other than Ireland.
(r)The Acquired Company has not been required by any Tax authority to give security (or further security) as a condition of supplying goods or services pursuant to or under VAT law.
(s)The Acquired Company has not acted as an agent of any person not established in Ireland in the supply of goods in Ireland nor has allowed such supplies to be made on land owned, occupied or controlled by the Acquired Company.
(t)The Acquired Company is not authorized by any Tax authority to receive supplies of qualifying goods and services at the zero rate of VAT as a result of the Acquired Company primarily being engaged in making zero-rated supplies of goods and / or services.
(u)The Acquired Company has not made any self-supplies of goods or services for VAT purposes at any time within the past five years.
(v)The Acquired Company has not made any supply for VAT purposes to a person connected by financial or legal ties for less than the open market value.
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[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is both not material and the type of information that the registrant customarily and actually treats as private and confidential.

(w)The Acquired Company has not made any gifts of goods in the course or furtherance of its business. The Acquired Company has not made any supply which is exempt from VAT. The Acquired Company is not a capital goods owner for Irish VAT purposes.
(x)The Acquired Company has not claimed or surrendered group relief, and the Acquired Company has not received payment in respect of any surrender of group relief which may be due to be repaid to any company.
(y)Except as provided in the Unaudited Balance Sheet, the Acquired Company is not obliged to make or entitled to receive any payment for the surrender of group relief in respect of any period ending on or before the Balance Sheet Date.
(z)The Acquired Company has not acquired from any other company any asset (other than assets in respect of which the consideration received on disposal by the transferor would be treated as income for tax purposes) in circumstances where the companies were, at the time of the acquisition, members of the same group of companies for Tax purposes.
(aa)The Acquired Company is not a close company for Tax purposes.
(ab)The Acquired Company has not received any notice under Section 811(6) or assessment under Section 811C of the TCA or engaged in, or been a party to, a tax avoidance transaction within the meaning of Section 811(2) or Section 811C(2) of the TCA or any other transaction or series of transactions or scheme or arrangement of which the main purpose, or one of the main purposes, was or could be said to be the avoidance or deferral of, or a reduction in the liability to, Tax.
(ac)During the three years before the date of this Agreement there has been no major change in the nature or conduct of a trade or business carried on by the Acquired Company and the scale of activities of any trade or business carried on by the Acquired Company has not been small or negligible.
(ad)All expenditure which the Acquired Company has incurred or may incur under any subsisting commitment on research and development (including expenditure on buildings or structures used for research and development) which has qualified for a research and development tax credit is disclosed in the most recent corporation tax computations.
(ae)The entry into or completion of the Transaction Documents, or any of them, will not result in any profit or gain being deemed to accrue to the Acquired Company for Tax purposes pursuant to Section 623 of the TCA. Seller is not otherwise responsible for any Taxes arising from a change to the Tax status of the Acquired Company as a result of the entry into or completion of the Transaction Documents.
(af)This Section 2.13 (Tax Matters) contains the sole and exclusive representations and warranties of Seller with respect to Taxes and any claim for breach of representation with respect to Taxes shall be based on the representations made in this
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[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is both not material and the type of information that the registrant customarily and actually treats as private and confidential.

Section 2.13 (Tax Matters) and shall not be based on the representations set forth in any other provision of this Agreement. No representation or warranty contained in this Section 2.13 (Tax Matters) (other than subsections (f) and (g)) of this Section 2.13 (Tax Matters) shall be deemed to apply directly or indirectly with respect to any taxable period beginning after Closing or portion of any Straddle Period after Closing. Neither Seller nor the Acquired Company makes any representation as to (i) the amount of, or limitations on, any net operating losses, Tax credits, Tax basis or other Tax attributes of the Acquired Company for purposes of the utilization of such Tax attributes after Closing or (ii) whether the entry into or completion of the Transaction Documents would affect the Tax status of the Acquired Companies.
2.14Employee Benefit Plans and Employee Matters. The Acquired Company does not have, and has not had, any employees or any consultants, agency workers or other individuals providing services to the Acquired Company that could reasonably be deemed to be an employee of the Acquired Company. Except as set forth in Section 2.14 of the Disclosure Schedule, the Acquired Company does not maintain or contribute to, is not a party to, or has any direct or indirect liability with respect to, any Employee Benefit Plan. Except as set forth in Section 2.14 of the Disclosure Schedule, no individual independent contractors or consultants, or any other individuals who could be considered to be an employee of the Acquired Company or would otherwise be protected under applicable Law, including United States or Irish employment legislation, is or has been eligible to participate in any Employee Benefit Plans of the Acquired Company. The Acquired Company is in compliance in all material respects with all applicable Laws relating to classification of individuals as non-employee contractors or consultants.
2.15Insurance. The Acquired Company or its Affiliates in the Parent Group has the insurance of the types and in the amounts set forth in Section 2.15 of the Disclosure Schedule (the “Insurance Policies”) for the benefit of the Acquired Company. True and complete copies of certificates of insurance representing the Insurance Policies have been provided to Buyer prior to the date hereof. The Insurance Policies are in full force and effect and all premiums due and payable under such Insurance Policies have been paid on a timely basis. As of the date of this Agreement and with respect to the Insurance Policies as applied to the Acquired Company, there is no material claim pending under the Insurance Policies as to which coverage has been questioned, denied or disputed (or in respect of which any rights have been reserved) by the underwriters of such policies. To Seller’s Knowledge, as of the date of this Agreement, there is no threatened termination of, or material premium increase with respect to, and no event or circumstance has occurred that, with notice or lapse of time or both, would permit any termination or modification of any of such policies.
2.16Legal Proceedings; Orders. There is no pending Legal Proceeding and, to Seller’s Knowledge, no Person has threatened to commence any Legal Proceeding: (a) against the Acquired Company or any of the assets owned or used by the Acquired Company or any Person whose liability the Acquired Company has retained or assumed, either contractually or by operation of law; or (b) as of the date of this Agreement, that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Sale or any of the other transactions contemplated by this Agreement. There is no order, writ, injunction, judgment or decree to which the Acquired Company, any of its officers or any of the assets owned or used
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[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is both not material and the type of information that the registrant customarily and actually treats as private and confidential.

by the Acquired Company is subject. No application has been made for the appointment of an inspector to investigate the affairs of the Company pursuant to the Irish Companies Act.
2.17Authority; Binding Nature of Agreement. Seller has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement. This Agreement constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.
2.18Non-Contravention; Governmental Consents. The execution, performance and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by Seller will not cause a: (a) violation of any of the provisions of the constitution or organizational documents of Seller or the Acquired Company; (b) violation by Seller or the Acquired Company of any Law applicable to Seller and the Acquired Company; or (c) default (or an event that, with or without notice or lapse of time or both would constitute a default) on the part of the Acquired Company under, or give to others any rights of termination, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Acquired Company (other than a Permitted Encumbrance) pursuant to, any Material Contract, except with respect to clauses (b) and (c) only, for violations and defaults that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or would not reasonably be expected to prevent or materially impair or materially delay the ability of Seller to consummate the transactions contemplated hereby. Except as may be required by any Antitrust Laws or governmental regulation, neither Seller nor the Acquired Company is required to obtain any consent, approval or waiver from any Governmental Body in connection with the execution and delivery of this Agreement or the consummation of the Sale and the other transactions contemplated hereby.
2.19Financial Advisor. No broker, finder or investment banker is entitled to any brokerage or finder’s fee in connection with the Sale or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Acquired Company.
2.20Intercompany Contracts. Section 2.20 of the Disclosure Schedule sets forth the Intercompany Contracts in effect as of the date of this Agreement. True and correct copies all such Intercompany Contracts have been made available to Buyer or its representatives on or prior to the date of this Agreement. Other than such Intercompany Contracts, (a) there are no material obligations of the Acquired Company to Seller or any Affiliate of Seller (other than the Acquired Company) and (b) neither Seller nor any of its Affiliates (other than the Acquired Company) has, and to Seller’s Knowledge, no officer or director of Seller or any of its Affiliates (other than the Acquired Company) has any interest in any Contract to which the Acquired Company is party.
2.21Solvency.
(a)No order has been made or petition presented or resolution passed or proceedings taken or, to Seller’s Knowledge, ground arisen for the winding up of either
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[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is both not material and the type of information that the registrant customarily and actually treats as private and confidential.

Seller or the Acquired Company or for or with a view to appointing an examiner, receiver, administrator, trustee or other similar officer to either Seller or the Acquired Company nor has any distress, execution, sequestration, attachment or other process been levied or entered upon or sued out in respect of either Seller or the Acquired Company or against any property or asset of either Seller or the Acquired Company nor, to Seller’s Knowledge, is any of the foregoing in the process of being so levied, entered upon or sued out, nor is there any unfulfilled or unsatisfied judgment, court order or award outstanding against either Seller or the Acquired Company.
(b)Neither Seller nor the Acquired Company has ceased payment of any debt nor is Seller or the Acquired Company insolvent or unable to pay its debts within the meaning of section 509 or 570 of the Irish Companies Act. No notice has been served on either Seller or the Acquired Company under section 570 of the Irish Companies Act and no arrangement has been or is about to be entered into by either Seller or the Acquired Company under section 453 or section 676 of the Irish Companies Act and no encumbrancer has taken possession or attempted to take possession of or exercised or attempted to exercise any power of sale in respect of the whole or any part of the undertaking, property, assets or revenues of either Seller or the Acquired Company and, to Seller’s Knowledge, there exist no circumstances under which a receiver may be appointed by any person over the whole or any part of the undertaking, property, assets or revenues of either Seller or the Acquired Company and there is no unfulfilled or unsatisfied judgment, ruling, order, award, decree or directive outstanding against Seller or the Acquired Company and there has been no material delay by either Seller or the Acquired Company in the payment of any obligation due for payment.
2.22Powers of Attorney and Agency. There are in force no powers of attorney or other rights of representation given by the Acquired Company and no person, as agent or otherwise, is entitled or authorised to bind or commit the Acquired Company to any obligation not in the ordinary and usual course of its business as conducted immediately prior to the Closing.
2.23Directors. No director of Seller or the Acquired Company is subject to a restriction order pursuant to section 819 of the Irish Companies Act or a disqualification order pursuant to Part 14 Chapter 4 of the Irish Companies Act or any similar or equivalent restriction or disqualification order in any other jurisdiction. The number of directorships of private companies held by any director of the Acquired Company does not and has not since February 21, 2000 exceeded 25 (where directorships of a company and one or more of its subsidiaries count as one directorship).
SECTION 3.Representations and Warranties of Buyer
Novo and NNRE jointly and severally represent and warrant to Seller as follows:
3.1Due Incorporation; Subsidiaries. Novo is a public limited company (an aktieselskab) duly incorporated, validly existing and in good standing under the laws of Denmark. NNRE is a private limited company (an aktieselskab) duly incorporated, validly existing and in good standing under the laws of Denmark.
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[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is both not material and the type of information that the registrant customarily and actually treats as private and confidential.

3.2Authority; Binding Nature of Agreement. Each of Novo and NNRE has all necessary corporate power and authority to enter into and perform their obligations under this Agreement. The execution, delivery and performance by each of Novo and NNRE of this Agreement have been duly authorized by all necessary action on the part of Novo and NNRE and their respective governing bodies. This Agreement constitutes the legal, valid and binding obligation of Novo and NNRE, enforceable against them in accordance with its terms, subject to (a) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.
3.3Non-Contravention; Consents. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by Buyer will not: (a) cause a violation of any of the provisions of the respective organizational documents of Buyer (b) cause a violation by Buyer of any Law applicable to Buyer or (c) cause a default on the part of Buyer under any material Contract of Buyer, except, with respect to clauses (b) and (c) only, for violations and defaults that would not reasonably be expected to materially and adversely impact Buyer’s ability to consummate the transactions contemplated by this Agreement. Except as may be required by any Antitrust Laws or governmental regulation, Buyer is not required to obtain any consent, approval or waiver from any Governmental Body or party to a material Contract of Buyer at any time prior to the Closing in connection with the execution and delivery of this Agreement or the consummation of the Sale.
3.4Litigation. As of the date of this Agreement, there is no Legal Proceeding pending (or, to the knowledge of Buyer, being threatened) against Buyer that would delay, restrain, prevent, enjoin or otherwise prohibit the consummation of the Sale.
3.5No Buyer Vote Required. No vote or other action of the stockholders of Buyer is required by applicable Law, the certificate of incorporation or bylaws (or similar charter or organizational documents) of Buyer or otherwise in order for Buyer to consummate the Sale and the transactions contemplated hereby.
1.6Availability of Funds. Buyer has, as of the date of this Agreement, and will have, from and after the Closing, sufficient funds on hand and available through existing liquidity facilities (without restrictions on drawdown that would delay payment of the Purchase Price to consummate the transactions contemplated hereby) to (a) pay the Purchase Price, (b) pay any and all fees and expenses in connection with the transactions contemplated hereby and any debt or equity financing of Buyer, (c) repay or refinance all Debt of the Acquired Company to the extent such repayment or refinancing is required in connection with the transactions contemplated hereby and (d) satisfy all of its other payment obligations payable hereunder and under any agreement ancillary hereto, including Milestone Payments in accordance with Section 1.7 (Contingent Consideration).
SECTION 4.Certain Covenants of Seller
4.1Access.
(a)During the period from the date of this Agreement through the earlier of the Closing or the termination of this Agreement pursuant to Section 9.1 (Termination) (the “Pre-Closing Period”), and upon reasonable advance notice to Seller, Seller shall
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[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is both not material and the type of information that the registrant customarily and actually treats as private and confidential.

provide Buyer and Buyer’s representatives with reasonable access during normal business hours to the Acquired Company’s facilities and existing books and records and appropriate personnel designated by Seller for the purpose of enabling Buyer to verify the accuracy of Seller’s representations and warranties set forth in Section 2 (Representations and Warranties of Seller); provided, however, that any such access shall be conducted at Buyer’s expense, under the supervision of appropriate personnel designated by Seller and in such a manner as to maintain the confidentiality of this Agreement and the transactions contemplated hereby in accordance with the terms hereof and not to interfere with the normal operation of the business of Seller or the Acquired Company or to create a material risk of damage or destruction to any material assets or property of Seller or the Acquired Company. Any investigation shall be subject to Seller’s and the Acquired Company’s reasonable security measures and insurance requirements and shall not include the right to perform invasive testing. Nothing herein shall require Seller or the Acquired Company to disclose any information to Buyer if such disclosure would, in Seller’s reasonable discretion (a) jeopardize any attorney-client or other legal privilege or (b) contravene any applicable Law or binding agreement entered into prior to the date of this Agreement (including any confidentiality agreement to which Seller or the Acquired Company is a party). The terms and conditions of the Confidentiality Agreement shall apply to any information obtained by Buyer or its representatives in connection with their investigation conducted hereunder.
(b)For [***] after the Closing, Seller shall hold, and shall use commercially reasonable efforts to cause its Affiliates and their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence all confidential documents and information concerning the Acquired Company and the Business; provided, however, that such documents and information are not considered confidential if they: (i) are or become generally available to the public through no fault of Seller or its Affiliates; or (ii) are later lawfully acquired by Seller or its Affiliates from sources other than those related to its prior ownership of the Acquired Company.
(c)Notwithstanding Section 4.1(b), Seller or its Affiliates may disclose confidential documents or confidential information concerning the Acquired Company and the Business: (i) to authorized representatives and employees of Seller or its Affiliates and as otherwise is necessary in the course of performing Seller’s obligations hereunder or under any other agreement between Seller, Buyer or the Acquired Company, including, without limitation, the Transition Services Agreement; (ii) for purposes of including applicable information in Parent Group’s financial statements or periodic reports to the extent required by applicable Law, applicable requirements of Nasdaq or applicable accounting standards; (iii) as is required to be disclosed by applicable Law or order of any Governmental Body, or by subpoena, summons or other legal process; provided that Seller shall provide prior notice to Buyer, to the extent legally permissible, of such requirements so that Buyer may seek a protective order or other remedy; or (iv) to prepare and file any Tax Returns, to respond to any inquiries regarding the same from any Governmental Body or to prosecute or defend any action, proceeding or audit by any Governmental Body with respect to such Tax Returns.
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[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is both not material and the type of information that the registrant customarily and actually treats as private and confidential.

4.2Conduct of the Business of the Acquired Company. During the Pre-Closing Period, except (1) as set forth in Section 4.2 of the Disclosure Schedule, (2) to the extent necessary to comply with Seller’s obligations under this Agreement or any agreement ancillary hereto or necessary to effectuate the transactions contemplated hereby and thereby, (3) as necessary to ensure that Seller or the Acquired Company complies with applicable Laws and contractual obligations or as reasonably necessary to comply with or implement COVID-19 Measures, (4) with Buyer’s written consent (which shall not be unreasonably withheld, conditioned or delayed) or (5) to the extent to be reflected in the Closing Date Transaction Expenses: (i) Seller shall use commercially reasonable efforts to (A) carry on the Acquired Company’s business in the ordinary course, (B) preserve intact the Acquired Company’s present business organization, and (C) preserve the Acquired Company’s relationships with material suppliers, distributors, licensors, licensees and others to whom the Acquired Company has contractual obligations; and (ii) Seller shall cause the Acquired Company not to:
(a)amend the constitution of the Acquired Company;
(b)split, combine or reclassify the Acquired Company’s share capital or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of the Acquired Company;
(c)issue any shares of the Acquired Company or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities;
(d)enter into or adopt any plan or agreement of complete or partial liquidation or dissolution, or file a voluntary petition in bankruptcy or commence a voluntary legal procedure for reorganization, arrangement, adjustment, release or composition of indebtedness in bankruptcy or other similar Laws now or hereafter in effect;
(e)make any capital expenditures, capital additions or capital improvements (other than in accordance with the annual budget for capital expenditures made available to Buyer on or prior to the date of this Agreement);
(f)(i) materially reduce the amount of any insurance coverage provided by existing Insurance Policies other than upon the expiration of any such policy or (ii) fail to maintain in full force and effect insurance coverage materially consistent with past practices;
(g)acquire or agree to acquire by merging with, or by purchasing a portion of the stock or assets of, or by any other manner, any business or any Entity, other than as permitted in clause (e) above or supplies and equipment in the ordinary course of business of the Acquired Company consistent with past practice;
(h)make any loans, advances or capital contributions to, or investments in, any other Person;
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(i)create, incur, assume, suffer to exist or otherwise become liable with respect to any Debt;
(j)enter into or materially amend any Material Contract;
(k)make or change or revoke any material election in respect of Taxes, change any accounting method in respect of Taxes, file any material amended Tax Return, obtain any Tax ruling or enter into any closing or similar agreement, settle any claim or assessment in respect of material Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes other than pursuant to customary extensions of the due date for filing a Tax Return;
(l)make any material changes in its methods of accounting or accounting practices (including with respect to reserves), other than as required by IFRS;
(m)waive, release, assign, compromise, commence, settle or agree to settle any Legal Proceeding, other than waivers, releases, compromises or settlements in the ordinary course of business consistent with past practice that (i) involve only the payment of monetary damages not in excess of $[***] in the aggregate and (ii) do not include the imposition of equitable relief on, or the admission of wrongdoing by, the Acquired Company;
(n)waive, release, fail to enforce or assign any material claims, rights or benefits;
(o)sell, lease, license or otherwise transfer or dispose of, abandon or permit to lapse, fail to take any action necessary to maintain, enforce or protect, or create or incur any Lien (other than Permitted Encumbrances) on, any Company Intellectual Property or Company Licensed Intellectual Property;
(p)(i) adopt, enter into or become a party to any Employee Benefit Plan, (ii) hire or engage any employee or any other individuals who could be considered to be an employee of the Acquired Company or would otherwise be protected under applicable Law as an employee of the Acquired Company or (iii) engage any new individual independent contractor or consultant; or
(q)agree or commit to take any of the actions described in clauses (a) through (m) of this Section 4.2 (Conduct of the Business of the Acquired Company).
Notwithstanding anything to the contrary in this Agreement, nothing contained herein shall give to Buyer, directly or indirectly, the right to control or direct the operations of Seller or the Acquired Company prior to the Closing Date, and prior to the Closing Date, each of Buyer, Seller and the Acquired Company shall exercise, in accordance with the terms and conditions hereof, complete control and supervision of its respective operations.
4.3Exclusivity. Seller agrees that during the Pre-Closing Period, Seller shall not, and shall cause its Affiliates not to, and shall not permit its and their directors, managers,
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[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is both not material and the type of information that the registrant customarily and actually treats as private and confidential.

officers, employees or representatives to, solicit, encourage or initiate the submission of proposals or offers from, provide any confidential information to, or participate in discussions or negotiations or enter into any agreement (including any letter of intent or memorandum of understanding) with, any Person (other than Buyer and its Affiliates) concerning the sale of any material portion of the business of the Acquired Company or the Shares.
SECTION 5.Additional Covenants of the Parties
5.1Reasonable Best Efforts. Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use their respective reasonable best efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the Sale as soon as reasonably practicable, including (i) the obtaining of all necessary actions or nonactions, waivers, consents, clearances, decisions, declarations, approvals and, expirations or terminations of waiting periods from Governmental Bodies and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain any such consent, decision, declaration, approval, clearance or waiver, or expiration or termination of a waiting period by or from, or to avoid an action or proceeding by, any Governmental Body in connection with any Antitrust Laws, (ii) the obtaining of all necessary consents, authorizations, approvals or waivers from third parties and (iii) the execution and delivery of any additional instruments necessary to consummate the Sale; provided, however, no party hereto or any of their respective Affiliates shall be required under any provision of this Agreement to (and, without Buyer’s prior written consent, the Acquired Company shall not) (i) propose, negotiate, commit to or effect, by consent decree, hold separate orders or otherwise, the sale, divesture, disposition, or license of any assets, properties, products, rights, services or businesses of such party, such party’s Subsidiaries, such party’s Affiliates, or the Acquired Company, or any interest therein, or agree to any other structural or conduct remedy, (ii) otherwise take or commit to take any actions that would limit such party, such party’s Subsidiaries’, such party’s Affiliates’, or the Acquired Company’s freedom of action with respect to its or their ability to retain any assets, properties, products, rights, services or businesses of such party, such party’s Subsidiaries, such party’s Affiliates, or the Acquired Company, or any interest or interests therein, or (iii) litigate, challenge or take any action with respect to any action or proceeding by any Person, including any Governmental Body (any of the actions described in this sentence, other than proposing or negotiating (but not committing to or effecting) the actions as set forth in clause (i) of this sentence.
5.2Indemnification of Certain Persons.
(a)All rights to indemnification by the Acquired Company existing in favor of those Persons (the “Indemnified Persons”) for their acts and omissions occurring prior to the Closing, as provided in the Acquired Company’s constitution (as in effect as of the date of this Agreement), shall survive the Sale and shall not be amended, repealed or otherwise modified, and shall be observed by the Acquired Company (and Buyer shall cause the Acquired Company to so observe) to the fullest extent available under applicable Laws, and any claim made requesting indemnification pursuant to such indemnification rights shall continue to be subject to this Section 5.2 (Indemnification of
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Certain Persons) and the indemnification rights provided under this Section 5.2 (Indemnification of Certain Persons) until disposition of such claim.
(b)From the Closing until the [***] anniversary of the date on which the Closing occurs, Buyer shall, and shall cause the Acquired Company (together with its successors and assigns, the “Indemnifying Parties”) to, to the fullest extent permitted under applicable Laws, indemnify, defend and hold harmless each Indemnified Person against all losses, claims, damages, liabilities, fees, expenses, judgments or fines incurred by such Indemnified Person, to the extent arising out of or pertaining to any and all matters pending, existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, including any such matter arising under any claim with respect to the transactions contemplated herein. Without limiting the foregoing, the Indemnifying Parties shall also, to the fullest extent permitted under applicable Law, advance costs and expenses (including attorneys’ fees) incurred by the Indemnified Persons in connection with matters for which such Indemnified Persons are eligible to be indemnified pursuant to this Section 5.2(b) (Indemnification of Certain Persons) within 15 days after receipt by Buyer of a written request for such advance, subject to the execution by such Indemnified Persons of appropriate undertakings to repay such advanced costs and expenses as required under appropriate circumstances.
(c)In the event that Buyer or the Acquired Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or Entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, Buyer shall ensure that the successors and assigns of Buyer or the Acquired Company, as the case may be, shall assume the obligations set forth in this Section 5.2 (Indemnification of Certain Persons).
(d)The provisions of this Section 5.2 (Indemnification of Certain Persons) shall survive the consummation of the Sale and are (i) intended to be for the benefit of, and will be enforceable by, each of the Indemnified Persons and their successors, assigns and heirs and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Indemnified Person may have by contract or otherwise. This Section 5.2 (Indemnification of Certain Persons) may not be amended, altered or repealed after the Closing without the prior written consent of the affected Indemnified Person.
5.3Disclosure. Immediately upon the execution of this Agreement, Seller and Buyer shall issue a joint press release in the form attached hereto as Exhibit C (the “Joint Press Release”). During the Pre-Closing Period, other than the Joint Press Release, neither Seller, on the one hand, nor Buyer, on the other hand, shall issue any press release or make any public statement regarding this Agreement or the Sale, or regarding any of the other transactions contemplated by this Agreement, without the prior written consent of the other party; provided, however, that (i) each party hereto may, without such consent, make any public statement in response to questions from investors, customers or vendors, or make internal announcements to employees, so long as such statements are consistent with previous press releases, public disclosures or public statements made jointly by the parties (including the Joint Press Release),
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[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is both not material and the type of information that the registrant customarily and actually treats as private and confidential.

or individually, if approved by the other party, (ii) either party hereto may issue a press release or public announcement related to this Agreement or the transactions contemplated herein that does not disclose the material terms thereof after the Closing without the consent of the other party and (iii) either party hereto may, without the prior consent of the other party hereto but subject to giving advance notice to the other party, issue any such press release or make any such public announcement or statement as may be required by applicable Laws, including rules and regulations of a national stock exchange.
5.4Tax Matters.
(a)Seller (or its duly authorized agent) shall prepare and file, or shall cause to be prepared and filed, all Acquired Company Returns for any Pre-Closing Tax Period ended on or before the Closing Date and remit any Taxes due in respect of such Seller prepared returns (“Seller Prepared Returns”). All Seller Prepared Returns shall be prepared in a manner consistent with the Acquired Company’s past practices and this Agreement, except as otherwise required by applicable Law. To the extent that any Seller Prepared Return has not been prepared and filed on or before Closing, Seller shall timely provide Buyer with the Seller Prepared Return and funding to pay any Taxes due with respect thereto and Buyer shall cause the return to be authorized and signed by the Acquired Company and submitted to the relevant Governmental Body, in a timely manner, and without amendment.
(b)Buyer (or its duly authorized agent) shall prepare Acquired Company Returns for the Straddle Period (“Buyer Prepared Returns”). Buyer shall cause each such Buyer Prepared Return to be authorized, signed and submitted to the relevant Governmental Body by the Acquired Company within applicable time limits and shall timely remit any Taxes due in respect of such Buyer Prepared Return. Buyer shall prepare each such Buyer Prepared Return in a manner consistent with the past practice of the Acquired Company, and no position shall be taken, election made or method adopted that is inconsistent with positions taken, elections made or methods used by Seller or the Acquired Company in prior periods in filing such Acquired Company Returns to the extent such position, election or method is with respect to a Pre-Closing Tax Period. Buyer will submit each Buyer Prepared Return to Seller for review and comment at least forty-five calendar days prior to the due date for filing such Buyer Prepared Return (or, if such due date is within forty-five calendar days following the Closing Date, as promptly as practicable following the Closing Date). Buyer will reflect, without amendment, any comments provided by Seller in the Buyer Prepared Returns (to the extent that those comments relate to a Pre-Closing Tax Period or any matter that could form the basis for a claim of indemnification pursuant to this Agreement). Seller shall have final determination in relation to any Tax position, election or method adopted or any other matter to be reflected in the Buyer Prepared Return insofar as it relates to a Pre-Closing Tax Period or any matter that could form the basis for a claim of indemnification pursuant to this Agreement. In relation to any Tax position, election or method adopted or any other matter to be reflected in a Buyer Prepared Return insofar as it relates to a Pre-Closing Tax Period, Seller shall, if requested, provide written confirmation to Buyer declaring to the best of its knowledge and belief that the information provided is correct and complete.
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(c)Buyer will not, and will cause the Acquired Company not to (and will not permit their respective Affiliates to) (i) except for the filing of any Seller Prepared Returns in accordance with Section 5.4(a) (Tax Matters) and the preparation and filing of Buyer Prepared Returns prepared and filed in accordance with Section 5.4(b) (Tax Matters), file or amend any Acquired Company Returns with respect to any Pre-Closing Tax Period, (ii) amend any Buyer Prepared Return that was prepared and filed in accordance with Section 5.4(b) (Tax Matters), (iii) make or change any Tax election or change any method of accounting that has retroactive effect to a Pre-Closing Tax Period, (iv) agree to extend or waive the statute of limitations with respect to Taxes of the Acquired Company for a Pre-Closing Tax Period or (v) initiate discussions or examinations with any Governmental Body (including any voluntary disclosures) regarding Taxes with respect to any Pre-Closing Tax Period, except, in each such case, (A) with the prior written consent of Seller (which will not be unreasonably withheld, delayed, or conditioned); provided that, for the avoidance of doubt, it shall not be unreasonable to withhold, delay or condition consent for the purpose of reducing or eliminating Taxes of the Acquired Company in respect of Pre-Closing Tax Periods or Taxes of Seller or its Affiliates or to prevent the taking of any action that could prejudice the Tax position adopted by the Acquired Company for Pre-Closing Tax Periods or of Seller or its Affiliates or (B) if such action could not form the basis for a claim of indemnification pursuant to this Agreement and could not, to the best of Buyer’s knowledge, information and belief acting reasonably, materially increase the Taxes payable by Seller or its Affiliates and could not, to the best of Buyer’s knowledge, information and belief acting reasonably, adversely impact the Tax positions adopted by Seller.
(d)If Buyer becomes aware of any assessment, notice, letter, determination, demand or other document by or on behalf of any taxing authority (whether issued or made before or after the Closing Date and whether satisfied or not at the Closing Date) (each a “Tax Claim”), or any matter that could give rise to a Tax Claim, including any self-assessment return, amended return, computation, accounts or any other documents required to be filed with or submitted to a taxing authority or capable of being submitted to a taxing authority, in any case which relates to a Pre-Closing Tax Period, Buyer shall, in good time and as soon as reasonably practicable, give written notice of that matter to Seller to include written details of all relevant matters relating to the Tax Claim. Any failure to so notify Seller in good time and as soon as reasonably practicable shall relieve Seller of its obligations hereunder with respect to such Tax Claim (including its indemnification obligations under Sections 8.1(c) and (d)), except to the extent such failure shall not have actually prejudiced Seller or its Affiliates. Seller shall have the right to control such Tax Claim, including the defense and settlement thereof; provided that Seller (1) will keep Buyer reasonably informed concerning the progress of such Tax Claim, (2) provide Buyer copies of all correspondence and other documents relevant to such Tax Claim, and (3) will not settle such Tax Claim without the consent of Buyer, which consent will not be unreasonably withheld, conditioned or delayed. Buyer will have the right to participate in the defense of any such Tax Claim (which will include participation in meetings with taxing authorities and/or Governmental Body and review and comment on written submissions to taxing authorities and/or Governmental Body) and to employ counsel, at its own expense, separate from the counsel employed by Seller.
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With respect to any such Tax Claim that Seller does not elect to control pursuant to the prior sentence of this Section 5.4(d) (Tax Matters), Buyer will control such Tax Claim at Seller’s sole cost and expense, including the defense and settlement thereof; provided that if such Tax Claim could reasonably be expected to form the basis for a claim of indemnification pursuant to this Agreement or could increase the Taxes payable by Seller, Buyer (1) will keep Seller reasonably informed concerning the progress of such Tax Claim, (2) provide Seller copies of all correspondence and other documents relevant to such Tax Claim, and (3) will not settle such Tax Claim without the consent of Seller. In addition, if such Tax Claim could reasonably be expected to form the basis for a claim of indemnification pursuant to this Agreement or could increase the Taxes payable by Seller, Seller will have the right to participate in the defense of such Tax Claim (which will include participation in meetings with taxing authorities and review and comment on written submissions to taxing authorities) and to employ counsel, at Seller’s expense, separate from the counsel employed by Buyer.
(e)Buyer shall (and shall cause the Acquired Company and their Affiliates to), on the one hand, and Seller shall, on the other hand, cooperate as and to the extent reasonably requested by the other party, in connection with the preparation and filing of Acquired Company Returns, and any proceeding, investigation, audit or review by a Governmental Body with respect to Taxes. Such cooperation shall include signing any Acquired Company Returns, amended Acquired Company Returns, claims or other documents necessary to settle any Tax controversy, executing powers of attorney, the retention and (upon the other party’s request) the provision of records and information in such party’s control which are reasonably relevant to any such proceeding, investigation, audit or review and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. Buyer agrees (i) to retain all books and records with respect to Tax matters pertinent to the Acquired Company relating to any taxable period beginning before the Closing Date until the expiration of Seller’s indemnification obligations hereunder with respect to Tax matters, and to abide by all record retention agreements entered into with any taxing authority, and (ii) until the expiration of Seller’s indemnification obligations hereunder with respect to Tax matters, to give Seller reasonable written notice prior to transferring, destroying or discarding any such books and records and, if Seller so requests, Buyer or the Acquired Company, as the case may be, will allow Seller to take possession of such books and records.
(f)Buyer shall be responsible for all Transfer Taxes (as well as the filing of all Tax Returns and any other documentation with respect thereto) in connection with the transactions contemplated hereby.
(g)Both the Acquired Company and Seller form part of a VAT Group within the meaning section 15 of the VATCA (the “Seller VAT Group”), Seller is the relevant company which has filed a form VAT52 pursuant to section 15 of the VATCA and regulation 4 of the VAT Regulations 2010 in respect of the Seller VAT Group (the “VAT Group Remitter”). Seller shall, in its capacity as VAT Group Remitter, procure that on the date hereof, notice is given to the Irish Revenue Commissioners that the Acquired Company will cease to be a member of the Seller VAT Group with effect from the
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Closing Date. Seller shall provide to Buyer a copy of such notice to the Irish Revenue Commissioners together with any correspondence received from or issued to the Irish Revenue Commissioners in relation to this matter as soon as reasonably practicable.
In respect of any VAT period which is prior to or ongoing at the time the Acquired Company ceases to be a member of the Seller VAT Group and in respect of which the filing date for the VAT3 return by the VAT Group Remitter for such period has not passed prior to Closing (“Relevant VAT Periods”), Buyer will procure that the Acquired Company contribute to the VAT Group Remitter that proportion of any VAT for which the VAT Group Remitter is accountable that is properly attributable to supplies, acquisitions and importations in respect of which VAT is due during the Relevant VAT Periods made by the Acquired Company while a member of the Seller VAT Group (“Supplies”) (less any amount of deductible input tax attributable to the Acquired Company during the Relevant VAT Periods while a member of the Seller VAT Group) and that relates to Supplies made or deemed to be made in the Acquired Company’s ordinary course of business up to, and including, the time the Acquired Company ceases to be a member of the Seller VAT Group. Any contribution made under this paragraph shall be made in cleared funds the later of ten Business Days after demand is made for it and ten Business Days before the day on which the VAT Group Remitter must account for that VAT to the Irish Revenue Commissioners. Seller shall procure that an amount equal to any payment made by Buyer under this paragraph shall be promptly and duly accounted for to the Irish Revenue Commissioners. The Acquired Company shall not make a contribution, under this paragraph, to the extent that it relates to an amount for which Seller is liable to Buyer under this Agreement (disregarding any limitations on claims set out herein) or would have been so liable had the Acquired Company never been a member of the Seller VAT Group and had instead been separately registered for VAT.
Seller shall pay, or shall procure to be paid, to the Acquired Company an amount equivalent to the proportion of any repayment of VAT received by the VAT Group Remitter in respect of the Relevant VAT Periods from the Irish Revenue Commissioners or of any credit obtained by reference to an excess of deductible input tax over output tax that is attributable to Supplies made, or deemed to be made, by the Acquired Company while a member of Seller VAT Group in respect of the Relevant VAT Periods (ignoring, for this purpose, the deeming provisions in section 15(1) of VATCA) within ten Business Days of receipt by, or offset against a liability of, the VAT Group Remitter.
(h)For the purposes of preparing all income Tax Returns described in Section 5.4 (Tax Matters) and calculating Pre-Closing Taxes, no election under Section 338 or 336(e) of the Code (or any comparable applicable provision of state, local or non-U.S. Tax Law) shall be made with respect to the Sale.
(i)Prior to or as soon as practicable after the date hereof, Seller shall apply to the Irish taxing authority for a certificate providing that Seller is a resident for the purposes of Tax in Ireland (such certificate, a “Tax Certificate”). Seller shall provide a copy of such Tax Certificate to Buyer as soon as it is available.
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1.5Notification of Certain Events. During the Pre-Closing Period, each party hereto shall promptly notify the other party of, and furnish such other party with any information it may reasonably request with respect to, the occurrence of any event or condition or the existence of any fact that may reasonably be expected to cause, in the case Buyer is such notified party, any of the conditions to the obligations of Buyer to consummate the Sale set forth in Section 6 (Conditions Precedent to Obligations of Buyer) or, in the case Seller is such notified party, any of the conditions to the obligations of Seller to consummate the Sale set forth in Section 7 (Conditions Precedent to Obligations of Seller), not to be satisfied. A party’s satisfaction of its obligations in the foregoing sentence shall not relieve such party of any of its other obligations under this Agreement.
1.6Guaranty of Parent. Parent irrevocably guarantees each and every covenant and obligation of Seller and the full and timely performance of Seller’s obligations under the provisions of this Agreement. This is a guaranty of payment and performance, and not of collection, and Parent acknowledges and agrees that this guaranty is full and unconditional, and no release or extinguishments of Seller’s liabilities, whether by decree in any bankruptcy proceeding or otherwise, will affect the continuing validity and enforceability of this guaranty. Parent hereby waives, for the benefit of each Buyer Indemnified Party, (i) any right to require any Buyer Indemnified Party as a condition of performance of Parent to proceed against Seller or pursue any other remedies whatsoever and (ii) to the fullest extent permitted by applicable Law, any defenses or benefits that may be derived from or afforded by law that limit the liability of or exonerate guarantors or sureties, except to the extent that any such defense is available to Seller. Parent understands that Buyer is relying on this guaranty in entering into this Agreement.
SECTION 6.Conditions Precedent to Obligations of Buyer
The obligations of Buyer to effect the Sale are subject to the satisfaction (or waiver by Buyer), at or prior to the Closing, of each of the following conditions; provided that if the Closing occurs, all Closing conditions set forth in this Section 6 (Conditions Precedent to Obligations of Buyer) that have not been fully satisfied as of the Closing shall be deemed to have been waived by Buyer:
6.1Accuracy of Representations and Warranties. The Specified Representations (other than Section 2.3 (Title to Shares; Capitalization) shall be true and correct in all material respects as of the Closing Date with the same effect as though made on and as of the Closing (except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be so true and correct as of such earlier date). The representations and warranties of Seller set forth in Section 2.3 (Title to Shares; Capitalization) shall be true and correct in all respects, subject only to de minimis exceptions with the same effect as though made on and as of the Closing (except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be so true and correct as of such earlier date, subject only to de minimis exceptions as of such date). The representations and warranties of Seller set forth in clause (a) of Section 2.5 (Absence of Certain Changes) shall be true and correct as of the date hereof. The other representations and warranties of Seller set forth in Section 2 (Representations and Warranties of Seller) shall be true and correct (without giving effect to any limitation as to materiality or Company Material Adverse Effect set forth therein) as of the Closing Date with the same effect as though made on and as of the Closing (except to the extent
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expressly made as of an earlier date, in which case such representations and warranties shall be so true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
6.2Performance of Covenants. Seller shall have performed and complied with, in all material respects, all of its covenants contained in this Agreement at or before the Closing (to the extent that such covenants require performance by Seller at or before the Closing).
6.3No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Sale by Buyer shall have been issued by any Governmental Body of competent jurisdiction and remain in effect, and no material Law shall have been enacted since the date of this Agreement that makes consummation of the Sale by Buyer illegal.
6.4Agreements and Documents. Buyer shall have received the following agreements and documents, each of which shall be in full force and effect:
(a)a duly completed and dated stock transfer form for the Shares, duly executed by Seller in favor of Buyer and the share certificate(s) representing the Shares, if any (or, in the case of any share certificate(s) found to be missing, an indemnity in a form satisfactory to Buyer, acting reasonably);
(b)details of the Irish tax reference number (within the meaning of Regulation 2 of the Stamp Duty (E-Stamping of Instruments) Regulations 2009 (S.I. no. 476 of 2009)) of Seller;
(c)either a certificate of the kind described in section 980 of the TCA or a letter from the auditors of the Acquired Company addressed to the Acquired Company (in a form reasonably satisfactory to Buyer) confirming that none is required;
(d)written resignations of all directors of the Acquired Company from their directorships in and offices of profit under and employment with the Acquired Company, with such written resignations given as deeds, effective as of the Closing and containing an acknowledgement that each has no claim against the Acquired Company in respect of breach of contract, compensation for loss of office or otherwise howsoever arising;
(e)a written resignation executed as a deed from the secretary of the Acquired Company containing an acknowledgement that he has no claim against the Acquired Company in respect of breach of contract, compensation for loss of office or otherwise howsoever arising;
(f)a written resignation of the existing auditors of the Acquired Company and containing a statement complying with the provisions of section 400(3)(a) of the Irish Companies Act that there are no circumstances connected with their resignation which they consider should be brought to the attention of the members or creditors of the Acquired Company; and
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(g)wire instructions for the payment of the Closing Purchase Price.
6.5Closing Certificate. An authorized officer of Seller shall have delivered to Buyer a certificate to the effect that each of the conditions specified above in Sections 6.1 (Accuracy of Representations and Warranties) and 6.2 (Performance of Covenants) is satisfied in all respects.
6.6Company Material Adverse Effect. Since the date of this Agreement, there shall not have been a Company Material Adverse Effect that shall have been continuing.
6.7Intercompany Contracts. The Intercompany Contracts set forth in Section 6.7 of the Disclosure Schedule shall be terminated, with no further liability or obligation, directly or indirectly, of any kind thereunder on the part of the Acquired Company, effective immediately prior to the Closing.
6.8Transition Services Agreement. The Transition Services Agreement shall have been executed by Seller.
SECTION 7.Conditions Precedent to Obligations of Seller
The obligation of Seller to effect the Sale is subject to the satisfaction (or waiver by Seller), at or prior to the Closing, of the following conditions, provided that if the Closing occurs, all Closing conditions set forth in this Section 7 (Conditions Precedent to Obligations of Seller) that have not been fully satisfied as of the Closing shall be deemed to have been waived by Seller:
7.1Accuracy of Representations and Warranties. The representations and warranties of Buyer set forth in Section 3 (Representations and Warranties of Buyer) shall be true and correct in all material respects as of as of the Closing Date with the same effect as though made on and as of the Closing (except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be so true and correct as of such earlier date).
7.2Performance of Covenants. Buyer shall have performed and complied with, in all material respects, all of its covenants contained in this Agreement at or before the Closing (to the extent that such covenants require performance by Buyer at or before the Closing).
7.3No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Sale by Seller shall have been issued by any Governmental Body of competent jurisdiction and remain in effect, and no material Law shall have been enacted since the date of this Agreement that makes consummation of the Sale by Seller illegal.
7.4Closing Certificate. An authorized officer of Buyer shall have delivered to Seller a certificate to the effect that each of the conditions specified above in Sections 7.1 (Accuracy of Representations and Warranties) and 7.2 (Performance of Covenants) is satisfied in all respects.
7.5Transition Services Agreement. The Transition Services Agreement shall have been executed by Buyer.
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SECTION 8.Indemnification
8.1Indemnification of Buyer. Subject to the other provisions of this Section 8 (Indemnification), from and after the Closing Date, Seller shall indemnify Buyer, its Affiliates (including after the Closing, the Acquired Company) and their respective officers and directors (each, a “Buyer Indemnified Party”) in respect of, and hold the Buyer Indemnified Parties harmless against, any Damages suffered by any Buyer Indemnified Party resulting from:
(a)any inaccuracy in or breach of any representation or warranty set forth in Section 2 (Representations and Warranties of Seller) as of the Closing Date (except for those representations and warranties that address matters only as of an earlier specified date, the accuracy of which shall be determined as of such earlier specified date); provided, however, that all materiality qualifications including “material” and “Company Material Adverse Effect” contained in Section 2 (Representations and Warranties of Seller) shall be disregarded for all purposes under this Section 8.1(a), except for materiality qualifications including “material” and “Company Material Adverse Effect” that appear in Sections [***];
(b)any breach by Seller of any covenant or agreement contained in this Agreement;
(c)all Pre-Closing Taxes;
(d)any Deemed Tax Liability;
(e)any Secondary Tax Liability;
(f)any Closing Date Transaction Expenses or Closing Date Indebtedness in each case to the extent not considered in connection with the purchase price adjustment process; or
(g)any liability of the Acquired Company, whether contingent or noncontingent, arising from the Acquired Company’s (A) ownership, operation or sale of [***] and (B) membership in the Parent Group prior to Closing.
provided, however, that any Adjustment Amount payable pursuant to Section 1.6 (Post Closing Adjustment to Closing Purchase Price) shall be determined in accordance with Section 1.6 (Post Closing Adjustment to Closing Purchase Price) and not this Section 8 (Indemnification).
8.2Indemnification of Seller. Subject to the other provisions of this Section 8 (Indemnification), following the Closing, Buyer shall indemnify Seller, its Affiliates and their respective officers and directors in respect of, and hold them harmless against, any Damages suffered by such Persons resulting from:
(a)any inaccuracy in or breach of any representation or warranty Section 3 (Representations and Warranties of Buyer) as of the Closing Date (except for those representations and warranties that address matters only as of an earlier specified date,
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the accuracy of which shall be determined as of such earlier specified date); provided, however, that all materiality qualifications including “material” and “Company Material Adverse Effect” contained in Section 3 (Representations and Warranties of Buyer) shall be disregarded for all purposes under this Section 8.2(a);
(b)any breach by Buyer of any covenant or agreement contained in this Agreement; or
(c)any Tax liability of (i) Seller, (ii) any Seller Affiliate which was, on or prior to the Closing Date, a member of the same group of companies (within the meaning of section 629A(1) of the TCA) as the Acquired Company or (iii) any Person who was, on or prior to the Closing Date, a controlling director (within the meaning of section 629A(1) of the TCA) of the Acquired Company, where such Tax is a liability imposed pursuant to section 629 of the TCA as a consequence of the Acquired Company ceasing to be resident in Ireland for Tax purposes within a period of [***] of the Closing Date and Buyer or the Acquired Company having failed to discharge that liability to Tax;
provided, however, that any Adjustment Amount payable pursuant to Section 1.6 (Post Closing Adjustment to Closing Purchase Price) shall be determined in accordance with Section 1.6 (Post Closing Adjustment to Closing Purchase Price) and not this Section 8 (Indemnification).
8.3Third-Party Claims.
(a)In the event Buyer becomes aware of a third-party claim (including any Legal Proceeding commenced or threatened to be commenced by any third-party) that Buyer reasonably believes may result in an indemnification pursuant to Section 8.1 (Indemnification of Buyer) (any such claim, a “Third-Party Claim”), Buyer shall promptly notify Seller in writing of such Third-Party Claim (such notice, the “Claim Notice”). The Claim Notice shall be accompanied by copies of any documentation submitted by the third party making such Third-Party Claim and shall describe in reasonable detail (to the extent known by Buyer) the facts constituting the basis for such Third-Party Claim and the amount of the claimed Damages. The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have materially and adversely prejudiced the Indemnifying Party (it being understood that a forfeiture of rights or defenses would materially and adversely prejudice the Indemnifying Party).
(b)Within 20 Business Days after receipt of any Claim Notice, Seller may, upon written notice thereof to Buyer, assume control of the defense of the Third-Party Claim referred to therein at Seller’s sole cost and expense with counsel reasonably satisfactory to Buyer. If such notice is timely given, Seller shall be entitled to control such defense so long as (i) the Third-Party Claim primarily seeks a claim for monetary damages against a Buyer Indemnified Party and (ii) the Third-Party Claim does not relate to or otherwise arise in connection with any criminal or regulatory Legal Proceeding or any Legal Proceeding involving any Intellectual Property (subject to the limitations in Section 8.3(d)).
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[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is both not material and the type of information that the registrant customarily and actually treats as private and confidential.

(c)If Seller does not so assume control of the defense of such Third-Party Claim, Buyer shall control the defense of such Third-Party Claim. The party not controlling the defense of such Third-Party Claim (the “Non-Controlling Party”) may participate therein at its own expense. The party controlling the defense of such Third-Party Claim (the “Controlling Party”) shall keep the Non-Controlling Party reasonably apprised of the status of such Third-Party Claim and the defense thereof and shall consider in good faith recommendations made by the Non-Controlling Party with respect thereto.
(d)The Non-Controlling Party shall furnish the Controlling Party with such information as it may have with respect to such Third-Party Claim (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such Third-Party Claim. Neither Buyer nor Seller shall agree to any settlement of, or the entry of any judgment arising from, any such Third-Party Claim without the prior written consent of the other of such parties, which shall not be unreasonably withheld or delayed; provided, however, that the consent of Buyer shall not be required with respect to any such settlement or judgment if (i) Parent agrees in writing to pay the full amount of Damages in connection with such Third-Party Claim (net of any remaining Indemnity Deductible), (ii) does not impose injunctive, equitable or other similar type of relief (including any relief that limits the scope of or otherwise affects any of Buyer’s or any of its Affiliates’ (including the Acquired Company’s) rights relating to any Company Intellectual Property or Company Licensed Intellectual Property) or require an admission of liability or wrongdoing on behalf of the Buyer Indemnified Party or any of its Affiliates and (iii) such settlement or judgment includes a complete release of the Buyer Indemnified Party and its Affiliates from all Damages and obligations with respect to such Third-Party Claim. Any party’s assumption of the defense of any Third-Party Claim can be made with a reservation of the right to contest the right of the Indemnified Party to be indemnified with respect to such claim under this Agreement, and a party’s consent to any settlement of a Third-Party Claim shall not be used as evidence of the truth of the allegations in any Third-Party Claim or the merits of such Third-Party Claim. Furthermore, the existence of any Third-Party Claim shall not create a presumption of any breach by a party to this Agreement of any of its representations, warranties or covenants set forth in this Agreement. The procedures in this Section 8.3 (Third-Party Claims) shall not apply to any Tax Claim, which shall be governed solely by Section 5.4(d) (Tax Matters) or to the determination of any Adjustment Amount, which shall be governed solely by Section 1.6 (Post Closing Adjustment to Closing Purchase Price).
8.4Indemnification Mechanics.
(a)In order to seek indemnification under this Section 8 (Indemnification), the Indemnified Party shall deliver a written demand in good faith (an “Indemnification Demand”) to Seller (if the Indemnified Party is a Buyer Indemnified Party) or Buyer (if the Indemnified Party is Seller, its Affiliates or their respective officers and directors) which contains (i) a description and the amount of any Damages incurred or reasonably
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[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is both not material and the type of information that the registrant customarily and actually treats as private and confidential.

expected to be incurred by the Indemnified Party, (ii) a statement that the Indemnified Party is entitled to indemnification under Section 8.1 (Indemnification of Buyer) or Section 8.2 (Indemnification of Seller) for such Damages and a reasonable explanation of the basis therefor and (iii) a demand for payment in the amount of such Damages.
(b)Upon reasonable request, the Indemnified Party shall furnish Seller or Buyer, as applicable, with any information to the extent that such information is reasonably necessary in order to evaluate the Indemnification Demand. If Seller or Buyer, as applicable, in good faith objects to any claim made by the Indemnified Party in the Indemnification Demand, then Seller or Buyer, as applicable, shall deliver a written notice (an “Indemnification Dispute Notice”) to the Indemnified Party within 30 days following receipt by Seller or Buyer, as applicable, of an Indemnification Demand from such Indemnified Party. The Indemnification Dispute Notice shall set forth in reasonable detail the principal basis for the dispute of any claim made by the Indemnified Party in the Indemnification Demand. If Seller or Buyer, as applicable, fails to deliver an Indemnification Dispute Notice prior to the expiration of such 30-day period, then the indemnity claim set forth in the Indemnification Demand shall be conclusively determined in the Indemnified Party’s favor for purposes of this Section 8 (Indemnification), and the Indemnified Party shall be indemnified for the amount of the Damages stated in such Indemnification Demand (or, in the case of any notice in which the Damages (or any portion thereof) are estimated, the amount of such Damages (or such portion thereof) as finally determined) on demand or, in the case of any notice in which the Damages (or any portion thereof) are estimated, on such later date when the amount of such Damages (or such portion thereof) becomes finally determined, in either case, subject to the limitations of this Section 8 (Indemnification).
(c)If Seller or Buyer, as applicable, delivers an Indemnification Dispute Notice, then the Indemnified Party and Seller or Buyer, as applicable, shall attempt in good faith to resolve any such objections raised by Seller or Buyer, as applicable, in such Indemnification Dispute Notice. If the Indemnified Party and Seller or Buyer, as applicable, agree to a resolution of such objection, then a memorandum setting forth the matters conclusively determined by the Indemnified Party and Seller or Buyer, as applicable, shall be prepared and signed by both parties, and shall be binding and conclusive upon the parties hereto.
(d)If no such resolution can be reached during the 30-day period following the Indemnified Party’s receipt of a given Indemnification Dispute Notice, then upon the expiration of such 30-day period (or such longer period as may be mutually agreed), the Indemnified Party shall be entitled to pursue all remedies available to them under this Agreement or otherwise under Law or equity with respect to such claims (in each case subject to the terms and limitations set forth in this Agreement, including Section 10.5 (Applicable Law; Jurisdiction)).
8.5Survival. All representations and warranties contained in this Agreement shall (a) survive the Closing and (b) shall, (i) in the case of the representations and warranties set forth in Section 2.13 (Tax Matters), expire at 5:00 p.m. Dublin, Ireland time on the date that is [***] from the end of the accounting period in which the Irish corporation Tax Return relating to the
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[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is both not material and the type of information that the registrant customarily and actually treats as private and confidential.

accounting period of the Acquired Company current at the Closing Date is due to be filed; except in the case of the representation and warranty set forth in Section 2.13(ee) which shall expire at 5:00 p.m. Dublin, Ireland time on the date that is [***] from the Closing Date, (ii) in the case of the representations and warranties set forth in Section 2.7 (Intellectual Property), expire at 5:00 p.m. Dublin, Ireland time on the date that is [***] from the Closing Date, (iii) in the case of the Specified Representations (other than Section 2.13 (Tax Matters)), expire at 5:00 p.m. Dublin, Ireland time on the date that is [***] from the Closing Date and (iv) in the case of all other representations and warranties, expire at 5:00 p.m. Dublin, Ireland time on the date that is [***] after the Closing Date; provided, however, that with respect to any claim as to which an Indemnified Party shall have, on or prior to such date, delivered an Indemnification Demand, the indemnification obligations hereunder with respect to such claim, and the claim asserted in such Indemnification Demand, shall survive until such time as such claim is fully and finally resolved. All covenants and agreements of the parties contained in this Agreement (A) that are to be performed at or prior to the Closing shall expire at 5:00 p.m. Dublin, Ireland time on the date that is [***] after the Closing Date and (B) that are to be performed following the Closing shall continue in effect and expire in accordance with their respective terms. It is the express intent of the parties that, if an applicable survival period as contemplated by this Section 8.5 (Survival) is shorter than the statute of limitations that would otherwise have been applicable, then, by contract, the applicable statute of limitations shall be reduced to the shortened survival period contemplated hereby. The parties further acknowledge that the time periods set forth in this Section 8.5 (Survival) for the assertion of claims under this Agreement are the result of arms’-length negotiations among the parties and that they intend for the time periods to be enforced as agreed by the parties.
8.6Sole and Exclusive Remedy; Limitations.
(a)From and after the Closing, except (i) for the right to pursue specific performance pursuant to Section 10.15 (Specific Performance), (ii) any claim of common law fraud asserted against the Person who committed such common law fraud (but otherwise subject to the limitations of this Section 8 (Indemnification)) and (iii) pursuant to Section 1.6 (Post Closing Adjustment to Closing Purchase Price) (but otherwise subject to the limitations therein), the indemnification terms set forth in this Section 8 (Indemnification) shall constitute the sole and exclusive remedy of Buyer for any and all Damages or other claims relating to or arising from this Agreement regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at Law or in equity, or otherwise, and the parties hereby agree that Buyer shall not have any remedy or recourse with respect to any of the foregoing other than as expressly set forth in this Section 8 (Indemnification) (and subject to the limitations and terms set forth in this Section 8 (Indemnification)). Notwithstanding anything herein to the contrary, in no event shall Seller’s liability to Buyer under this Agreement (other than pursuant to Section 8.1(f) and Section 8.1(g) or for breach of Section 2.2(a)) exceed the Closing Purchase Price and any Milestone Payment actually received by Seller.
(b)Other than for any claim of common law fraud asserted against the Person who committed such common law fraud (but otherwise subject to the limitations of this Section 8 (Indemnification)), from and after the Closing, the Buyer Indemnified Parties
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[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is both not material and the type of information that the registrant customarily and actually treats as private and confidential.

may not avoid the limitation on liability set forth in this Section 8 (Indemnification) by (i) seeking damages for breach of contract, tort or pursuant to any other theory of liability, all of which are hereby waived, or (ii) asserting or threatening any claim against any Person that is not a party for breaches of the representations, warranties, covenants and agreements contained in this Agreement. The parties hereto agree that the provisions in this Agreement relating to indemnification, and the limits imposed on the remedies with respect to this Agreement and the transactions contemplated hereby, were specifically bargained for between sophisticated parties and were specifically taken into account in the determination of the amounts to be paid to Seller hereunder.
(c)No current or former shareholder, director, officer, employee, Affiliate or advisor of Seller, each of whom shall be an express third-party beneficiary thereof, shall have any liability of any nature to Buyer with respect to the breach by Seller of any representation, warranty, covenant or agreement contained in this Agreement or any other matter relating to the Sale or the other transactions contemplated by this Agreement. The parties acknowledge that (i) no current or former shareholder, director, officer, employee, Affiliate or advisor of Seller has made or is making any representations or warranties whatsoever regarding Seller or the Acquired Company or the subject matter of this Agreement, express or implied, (ii) except as expressly provided in Section 2 (Representations and Warranties of Seller) or as set forth in any other Transaction Document or in any certificate delivered with respect to this Agreement, neither Seller nor the Acquired Company has made or is making, and Buyer is not relying upon, any representations or warranties whatsoever regarding Seller or the Acquired Company or the subject matter of this Agreement, express or implied and (iii) there shall not be any multiple recovery for any Damages.
(d)Subject to Section 8.6(e), the maximum Damages indemnifiable pursuant to Section 8.1(a) shall be an amount equal to $[***] (the “Indemnity Cap”); provided, however, that the Indemnity Cap shall not apply to any Damages related to the inaccuracy in, or breach of, any of the Specified Representations, which Damages (other than any Damages arising from a breach of Section [***]) shall be limited to the Closing Purchase Price and any Milestone Payments actually received by Seller; provided, further, that in the event that any Milestone Payment becomes payable to Seller prior to the payment of any Damages, then the Indemnity Cap shall automatically [***].
(e)Notwithstanding anything in Section 8.6(d), in the event that Damages indemnifiable pursuant to Section 8.1(a) exceed the Indemnity Cap, Buyer shall be entitled to indemnification for Damages solely with respect to an inaccuracy in, or breach of, the representations or warranties set forth in Section [***] in excess of the Indemnity Cap up to an aggregate amount of Damages equal to [***].
(f)Notwithstanding anything to the contrary contained herein, Buyer shall not be entitled to recover any Damages under Section 8.1(a) unless and until the aggregate Damages (excluding Non-Qualified Damages) for which they would otherwise be entitled to indemnification under Section 8.1(a) exceed $[***] (the “Indemnity Deductible”) (at which point Buyer shall become entitled to be indemnified only for such Damages (excluding Non-Qualified Damages) in excess of the Indemnity Deductible).
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[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is both not material and the type of information that the registrant customarily and actually treats as private and confidential.

Seller shall not indemnify Buyer for, and Buyer shall not be entitled to recover for, in each case, any Damages with respect to indemnification pursuant to Section 8.1(a) which do not exceed $[***] per claim (any such Damages that are disregarded pursuant to this sentence, “Non-Qualified Damages”). Notwithstanding the foregoing, the limitations of this Section 8.6(f) shall not apply to any claim of breach of the Specified Representations.
8.7Mitigation of Losses. After Buyer becomes aware of any event that would reasonably be expected to give rise to any Damages, Buyer shall ensure that all commercially reasonable steps are taken and all commercially reasonable assistance is given to avoid or mitigate such Damages which in the absence of mitigation might give rise to or increase Damages in respect of any claim under this Section 8 (Indemnification). In the event Buyer fails to so mitigate such indemnifiable Damages, Buyer will not be able to recover the portion of such Damages that could reasonably have been avoided had Buyer made such efforts.
8.8Provisions. No indemnification will be available to Buyer in respect of any Damages to the extent the fact, matter, event or circumstance giving rise to the claim or on which it is based is allowed, provided, accrued or reserved for in the Company Financial Statements or is provided for or otherwise taken into account in determining any adjustment pursuant to Section 1.6 (Post Closing Adjustment to Closing Purchase Price).
8.9Change of Law. No indemnification will be available to Buyer in respect of any Damages to the extent that those Damages arise from, or are increased or extended, as a result of a change in Law occurring after the Closing Date, with retroactive effect (a “Change of Law”), other than a Change of Law in respect of Taxes; provided that indemnification shall not be sought in respect of Taxes as a result of a Change of Law until the factual basis for such indemnification arises in the context of a Third-Party Claim or Tax Claim.
8.10Voluntary Acts. No indemnification will be available to Buyer in respect of any claim made pursuant to Section 8.1 (Indemnification of Buyer) in relation to Tax matters to the extent such claim would not have arisen but for a voluntary act, transaction, supply or occurrence (“Voluntary Act”) carried out by Buyer, or a Buyer Affiliate, on or after the Closing Date except for these purposes a Voluntary Act shall not include any act, transaction, supply or occurrence which (i) was carried out pursuant to a legally binding obligation entered into by the Acquired Company prior to the Closing Date, (ii) was carried out with the written consent of Seller or (iii) is undertaken solely with respect to a Tax period other than a Pre-Closing Tax Period and does not affect a Pre-Closing Tax Period (e.g., amending a Tax Return for a Pre-Closing Tax Period or making a Tax election retroactive to a Pre-Closing Tax period each would constitute a Voluntary Act whereas taking the same actions with respect to a Tax period other than a Pre-Closing Tax Period would not constitute a Voluntary Act provided that the taking of any such action with respect to a Tax Period other than a Pre-Closing Tax Period would not address prejudicially any Pre-Closing tax positions taken by the Acquired Company.
8.11Treatment of Payments. The parties hereto agree to treat any payments or offset amounts made pursuant to this Section 8 (Indemnification) as adjustments to the Purchase Price for all purposes, including all Tax purposes to the maximum extent permitted by applicable Law.
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[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is both not material and the type of information that the registrant customarily and actually treats as private and confidential.

8.12Offset.
(a)Notwithstanding anything in this Agreement to the contrary, the parties acknowledge and agree that, in addition to any other right or remedy under this Agreement, Buyer is expressly authorized to set off against any unpaid future Milestone Payments (i) any Damages for which it is entitled to indemnification under Section 8.1 (Indemnification of Buyer) (subject to the other limitations set forth in this Section 8 (Indemnification)), following final resolution of the claims set forth in any Indemnification Demand pursuant to Section 8.4 (Indemnification Mechanics) and (ii) any Adjustment Amount, if such Adjustment Amount is a negative number after the final determination of such amount pursuant to Section 1.6 (Post Closing Adjustment to Closing Purchase Price).
(b)If and to the extent, at the time any Milestone Payment is due and payable, there shall be (i) any outstanding Indemnification Demand with respect to claims pursuant to Section 8.1 (Indemnification), the amount of Damages with respect to which shall not have been finally determined, or (ii) any unpaid amount of an Adjustment Amount payable to Buyer after the final determination of such amount pursuant to Section 1.6 (Post Closing Adjustment to Closing Purchase Price), then Buyer shall be entitled to withhold from such Milestone Payment the amount of (x) Damages (subject to the limitations set forth herein, including the Indemnity Cap and exclusion of Non-Qualified Damages, and taking into account any Milestone Payment that was previously withheld by Buyer) that Buyer reasonably estimates to be subject to such indemnification claim and that is set forth in the Indemnification Demand or (y) the unpaid Adjustment Amount (taking into account any Adjustment Amount that was previously withheld by Buyer) that was finally determined pursuant to Section 1.6 (Post Closing Adjustment to Closing Purchase Price). If the final amount of Damages for such claim is less than the amount withheld from such Milestone Payment for such claim, then Buyer shall promptly, and in any event within five Business Days following the final determination of the amount of such Damages, deliver the difference to Seller by wire transfer in immediately available funds to an account designated by Seller. If the final amount of Damages for such claim exceeds the amount by which such Milestone Payment was reduced for such claim, then, subject to the limitations set forth in this Section 8 (Indemnification), Buyer shall continue to be entitled to the amount of such excess pursuant to the terms and conditions of this Section 8 (Indemnification).
SECTION 9.Termination
9.1Termination. This Agreement may be terminated prior to the Closing:
(a)by mutual written consent of Buyer and Seller;
(b)by either Buyer or Seller if the Sale shall not have been consummated by the End Date; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 9.1(b) (Termination) if the failure to consummate the Sale by the End Date is attributable to a failure on the part of such party to perform any
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[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is both not material and the type of information that the registrant customarily and actually treats as private and confidential.

covenant in this Agreement required to be performed by such party at or prior to the Closing;
(c)by either Buyer or Seller if a Governmental Body of competent jurisdiction shall have issued a final and nonappealable order having the effect of permanently restraining, enjoining or otherwise prohibiting the Sale;
(d)by Buyer, if Seller shall have materially breached or materially failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, which material breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.1 (Accuracy of Representations and Warranties) or Section 6.2 (Performance of Covenants) and (ii) cannot be or has not been cured within 30 days following receipt by Seller of written notice of such material breach or failure to perform; provided, however, that Buyer shall not have the right to terminate this Agreement pursuant to this Section 9.1(d) (Termination) if Buyer is then in material breach of this Agreement; or
(e)by Seller, if Buyer shall have materially breached or materially failed to perform any of their respective representations, warranties, covenants or agreements contained in this Agreement, which material breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.1 (Accuracy of Representations and Warranties) or Section 7.2 (Performance of Covenants) and (ii) cannot be or has not been cured within 30 days following receipt by Buyer of written notice of such material breach or failure to perform; provided, however, that Seller shall not have the right to terminate this Agreement pursuant to this Section 9.1(e) (Termination) if Seller is then in material breach of this Agreement.
9.2Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1 (Termination), this Agreement shall be of no further force or effect; provided, however, that (i) this Section 9.2 (Effect of Termination) and Section 10 (Miscellaneous Provisions) shall survive the termination of this Agreement and shall remain in full force and effect and (ii) nothing herein shall relieve any party from any liability for common law fraud or for a material breach of any covenant or agreement set forth in this Agreement that is the consequence of an action or failure to act by the breaching party with the knowledge that such action or failure to act would result in such material breach.
SECTION 10.Miscellaneous Provisions
10.1Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of Seller and Buyer.
10.2Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Sale is consummated.
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[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is both not material and the type of information that the registrant customarily and actually treats as private and confidential.

10.3Waiver.
(a)No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.
(b)No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.
10.4Entire Agreement; Counterparts. This Agreement and the other Transaction Documents constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect until the Closing. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. This Agreement may be executed by facsimile or electronic transmission, each of which shall be deemed an original.
10.5Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof. EXCEPT AS SET FORTH IN SECTION 1.6 (POST CLOSING ADJUSTMENT TO CLOSING PURCHASE PRICE) AND SECTION 1.7 (CONTINGENT CONSIDERATION), IN ANY ACTION BETWEEN ANY OF THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY: (A) CONSENTS AND SUBMITS TO THE EXCLUSIVE JURISDICTION AND VENUE OF NEW YORK STATE COURT SITTING IN NEW YORK COUNTY OR, IF SUCH STATE COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, THE FEDERAL COURT SITTING IN NEW YORK COUNTY, NEW YORK; (B) WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH ACTION IN ANY SUCH COURT OR THAT ANY SUCH ACTION BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM; AND (C) WAIVES THE RIGHT TO TRIAL BY JURY.
10.6Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.
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10.7Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that, neither this Agreement nor any of the rights hereunder may be assigned (whether by merger, consolidation, sale or otherwise) by Seller or Buyer without the prior written consent of the other party, and any attempted assignment of this Agreement or any of such rights without such consent shall be void and of no effect except that, subject to Section 1.7(g) (Contingent Consideration), either Buyer or Seller may assign this Agreement or any such rights to an Affiliate without the prior written consent of the other party hereto; provided, further, however, that subject to Section 1.7(g) (Contingent Consideration), Buyer or Seller may assign this Agreement as a whole without such consent in connection with the acquisition (whether by merger, consolidation, sale or otherwise) of Buyer or Seller, as applicable, as long as Buyer or Seller, as applicable, provides written notice to the other party hereto of such assignment and the assignee thereof agrees in writing to assume and be bound as a party to this Agreement.
10.8Third Party Beneficiaries; No Recourse.
(a)Except as provided in Section 5.2 (Indemnification of Certain Persons), Section 8.1 (Indemnification of Buyer) Section 8.2 (Indemnification of Seller), Section 8.6(c) (Sole and Exclusive Remedy; Limitations), Section 10.12 (Conflict of Interest) and Section 10.14 (Acknowledgement), nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
(b)The parties to this Agreement agree on their own behalf and on behalf of their respective Subsidiaries and Affiliates that this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the parties to this Agreement, and no NonRecourse Party of a party to this Agreement shall have any liability relating to this Agreement or any of the transactions contemplated herein.
10.9Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) upon transmission, if sent by facsimile or electronic transmission (in each case with receipt verified by electronic confirmation), or (c) one Business Day after being sent by courier or express delivery service; provided that in each case the notice or other communication is sent to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):
if to Buyer or, after the Closing, the Acquired Company:

Novo Nordisk A/S
Novo Alle 1
2880 Bagsværd
Denmark
Attention: Head of Business Development (with a copy to General Counsel)
Email: [***]
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[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is both not material and the type of information that the registrant customarily and actually treats as private and confidential.

with a copy to (which shall not constitute notice):
    Davis Polk & Wardwell LLP
    450 Lexington Avenue
    New York, NY 10017
    Attention: William H. Aaronson; David Bauer
    Email: [***]
and
    Matheson
Attention: David Fitzgibbon; John Coary
E-mail:     [***]
if to Seller:
Prothena Biosciences Limited
77 Sir John Rogerson’s Quay, Block C, Grand Canal Docklands
Dublin 2, D02 VK60, Ireland
Attention: Director
Email: [***]
if to Parent:
Prothena Corporation Plc
77 Sir John Rogerson’s Quay, Block C, Grand Canal Docklands
Dublin 2, D02 VK60, Ireland
Attention: Chief Legal Officer and Company Secretary
Email: [***]
if, prior to Closing, to the Acquired Company:
Neotope Neurosciences Limited
77 Sir John Rogerson’s Quay, Block C, Grand Canal Docklands
Dublin 2, D02 VK60, Ireland
Attention: Director
Email: [***]
in each case with respect to Seller, Parent or, prior to Closing, the Acquired Company, with a copy to (which shall not constitute notice):
Prothena Biosciences Inc
331 Oyster Point Boulevard
South San Francisco, CA 94080 USA
Attention: Legal Department
Email: [***]
    and
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[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is both not material and the type of information that the registrant customarily and actually treats as private and confidential.

    Cooley LLP
4401 Eastgate Mall
San Diego, CA 92121
Attention: Barbara Borden; Marya Postner; Rowook Park
Facsimile: [***]
E-mail: [***]
    and
    A&L Goodbody
Attention: Alan Casey; Deirdre Geraghty
E-mail:     [***]

10.10Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.
10.11Knowledge. “Knowledge” of Seller or Seller’s “Knowledge” shall [***]. With respect to matters involving Intellectual Property, Knowledge does not require that the Knowledge Individuals have conducted, obtain or have obtained any freedom-to-operate opinions or similar opinions of counsel or any Intellectual Property clearance searches, and no knowledge of any third-party Intellectual Property that would have been revealed by such inquiries, opinions or searches will be imputed to the Knowledge Individuals or the direct reports of any of the foregoing; provided that any such opinions or searches that have been conducted or obtained prior to the date of this Agreement will not be excluded from the term “Knowledge” as a result of this sentence.
10.12Conflict of Interest. If Seller so desires, without the need for any consent or waiver by the Acquired Company or Buyer, each of Cooley LLP (“Cooley”) or A&L Goodbody (“ALG”) shall be permitted to represent Seller after the Closing in connection with any matter, including without limitation, anything related to the transactions contemplated by this Agreement, any other agreements referenced herein or any disagreement or dispute relating thereto. Without limiting the generality of the foregoing, after the Closing, each of Cooley and ALG shall be permitted to represent Seller, any of their agents and Affiliates, or any one or more of them, in connection with any negotiation, transaction or dispute (including any litigation, arbitration or other adversary proceeding) with Buyer, the Acquired Company or any of their
52.
[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is both not material and the type of information that the registrant customarily and actually treats as private and confidential.

agents or Affiliates under or relating to this Agreement, any transaction contemplated by this Agreement, and any related matter, such as claims or disputes arising under other agreements entered into in connection with this Agreement, including with respect to any indemnification claims. Upon and after the Closing, the Acquired Company shall cease to have any attorney-client relationship with Cooley and ALG, unless and to the extent Cooley or ALG is specifically engaged in writing by the Acquired Company to represent the Acquired Company after the Closing and either such engagement involves no conflict of interest with respect to Seller or Seller consents in writing at the time to such engagement. Any such representation of the Acquired Company by Cooley or ALG after the Closing shall not affect the foregoing provisions hereof. Cooley and ALG shall be an express third-party beneficiary for such purposes.
10.13Attorney-Client Privilege. Buyer and Seller agree that any attorney-client privilege, attorney work-product protection, and the expectation of client confidence attaching as a result of counsel’s (whether external or internal) representation of the Acquired Company in connection with the transactions contemplated by this Agreement, including the Sale, and all information and documents covered by such privilege or protection (the “Covered Materials”), shall belong to and be controlled by Seller, and not by the Acquired Company, following the Closing, and may be waived only by Seller, and not the Acquired Company, and shall not pass to or be claimed or used by Buyer or the Acquired Company. Absent the consent of Seller, neither Buyer nor the Acquired Company shall have a right to access the Covered Materials following the Closing and, in the event Buyer or the Acquired Company accesses Covered Materials in violation of this sentence, such access will not waive or otherwise affect the rights of Seller with respect to the related privilege or protection. If a dispute arises between Buyer or the Acquired Company, on the one hand, and a third party other than (and unaffiliated with) Seller, on the other hand, after the Closing, then the Acquired Company may assert such attorney-client privilege to prevent disclosure to such Covered Materials; and provided, further, that Buyer and the Acquired Company may not waive such privilege without the prior written consent of Seller.
10.14Acknowledgement.
(a)Buyer is acquiring the Shares for investment for its own account and not with a view to, or for sale in connection with, any distribution of any part thereof. Buyer acknowledges that the Shares and the sale thereof have not been registered under the Laws of any jurisdiction.
(b)Buyer is not relying and Buyer has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties expressly set forth in Section 2 (Representations and Warranties of Seller). Such representations and warranties by Seller constitute the sole and exclusive representations and warranties of Seller in connection with the transactions contemplated hereunder and Buyer understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by Seller.
(c)In connection with the due diligence investigation of Seller and the Acquired Company by Buyer and its Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, Buyer and its Affiliates, stockholders,
53.
[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is both not material and the type of information that the registrant customarily and actually treats as private and confidential.

directors, officers, employees, agents, representatives and advisors have received and may continue to receive after the date hereof from Seller and its Affiliates, shareholders, directors, officers, employees, consultants, agents, representatives and advisors (each of whom shall be an express third-party beneficiary hereof) certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding Seller or the Acquired Company and their respective businesses and operations. Buyer hereby acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, and that Buyer will have no claim against Seller, or any of its Affiliates, shareholders, directors, officers, employees, consultants, agents, representatives or advisors, or any other Person, with respect thereto. Accordingly, Buyer hereby acknowledges and agrees that, except for the representations and warranties expressly set forth in Section 2 (Representations and Warranties of Seller) of this Agreement, neither Seller, nor any of its Affiliates, shareholders, directors, officers, employees, consultants, agents, representatives or advisors has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans.
10.15Specific Performance. Each of the parties hereto agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that Buyer and Seller would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would not provide adequate remedy in such event. Accordingly, in addition to any other remedy to which a non-breaching party may be entitled at law, a non-breaching party shall be entitled to seek injunctive relief to prevent breaches of this Agreement and to specifically enforce the terms and provisions hereof, in each case without posting a bond or undertaking, this being in addition to any other remedy to which they are entitled at law or in equity.
10.16Construction.
(a)For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.
(b)The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.
(c)As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”
(d)Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement.
54.
[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is both not material and the type of information that the registrant customarily and actually treats as private and confidential.

(e)The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.
(f)Any document uploaded to the online data room utilized for the transactions contemplated by this Agreement on or prior to the date of this Agreement shall be considered “made available”, “furnished”, “delivered” or “provided” for purposes of this Agreement.
(g)Unless the context requires otherwise, the word “or” shall be inclusive such that for example, “A or B” shall be deemed to mean “A or B or both A and B.”
10.17Disclosure Schedule. The Disclosure Schedule has been arranged, for purposes of convenience only, as separate parts corresponding to the subsections of Section 2 (Representations and Warranties of Seller) of this Agreement. The representations and warranties contained in Section 2 (Representations and Warranties of Seller) of this Agreement are subject to (a) the exceptions and disclosures set forth in the part of the Disclosure Schedule corresponding to the particular subsection of Section 2 (Representations and Warranties of Seller) in which such representation and warranty appears; (b) any exceptions or disclosures explicitly cross-referenced in such part of the Disclosure Schedule by reference to another part of the Disclosure Schedule; and (c) any exception or disclosure set forth in any other part of the Disclosure Schedule to the extent it is reasonably apparent on the face of such disclosure that such exception or disclosure is intended to qualify such representation and warranty. No reference to or disclosure of any item or other matter in the Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material (nor shall it establish a standard of materiality for any purpose whatsoever) or that such item or other matter is required to be referred to or disclosed in the Disclosure Schedule. The information set forth in the Disclosure Schedule is disclosed solely for the purposes of this Agreement, and no information set forth therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever, including of any violation of Law or breach of any agreement. The Disclosure Schedule and the information and disclosures contained therein are intended only to qualify and limit the representations, warranties and covenants of Seller contained in this Agreement. Nothing in the Disclosure Schedule is intended to broaden the scope of any representation or warranty contained in this Agreement or create any covenant. Matters reflected in the Disclosure Schedule are not necessarily limited to matters required by the Agreement to be reflected in the Disclosure Schedule. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature.
[Signature Page Follows]
55.
[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is both not material and the type of information that the registrant customarily and actually treats as private and confidential.

In Witness Whereof, the parties have caused this Agreement to be executed as of the date first above written.
Novo Nordisk A/S

By: /s/ Karsten Munk Knudsen
Name: Karsten Munk Knudsen
Title: Executive Vice President

By: /s/ Marcus Schindler
Name: Marcus Schindler
Title: Executive Vice President

[Signature Page to Share Purchase Agreement]

In Witness Whereof, the parties have caused this Agreement to be executed as of the date first above written.
Novo Nordisk Region Europe A/S

By: /s/ Karsten Munk Knudsen
Name: Karsten Munk Knudsen
Title: Executive Vice President

By: /s/ Tomas Haagen
Name: Tomas Haagen
Title: Board member

[Signature Page to Share Purchase Agreement]

In Witness Whereof, the parties have caused this Agreement to be executed as of the date first above written.
Prothena Biosciences Limited

By: /s/ Yvonne Tchrakian
Name: Yvonne M. Tchrakian
Title: Director & Company Secretary

[Signature Page to Share Purchase Agreement]

In Witness Whereof, the parties have caused this Agreement to be executed as of the date first above written.
Prothena Corporation Plc

By: /s/ Shane Cooke
Name: Shane Cooke
Title: Director

[Signature Page to Share Purchase Agreement]

Exhibit A

Certain Definitions
For purposes of the Agreement (including this Exhibit A):
“Accounting Principles” shall mean (i) IFRS as in effect at the date of the financial statement to which it refers, or if there is no such financial statement, then as of the Closing Date, using and applying the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Acquired Company in the preparation of the Audited Financial Statements and consistently applied in all material respects to the Unaudited Balance Sheet, subject to normal and recurring year-end adjustments and (ii) if such accounting principles, practices, procedures, policies and methods and IFRS are inconsistent, the accounting principles, practices, procedures, policies and methods used in the preparation of the Audited Financial Statement shall control; provided, further, that Accounting Principles (A) shall not include any purchase accounting or other adjustment arising out of the consummation of the transactions contemplated by this Agreement, (B) shall be based on facts and circumstances as they exist prior to the Closing and shall exclude the effect of any act, decision or event occurring on or after the Closing, (C) shall follow the defined terms contained in this Agreement and (D) shall calculate any reserves, accruals or other non-cash expense items on a pro rata (as opposed to monthly accrual) basis to account for a Closing that occurs on any date other than the last day of a calendar month.
“Accounts Relief” means (a) any Relief (including the right to a repayment of Tax shown as an asset in the Unaudited Balance Sheet, or (b) any Relief the availability of which has been taken into account in computing (and so reducing or eliminating) any provision for deferred Tax in the Unaudited Balance Sheet.
“Acquired Company” shall have the meaning set forth in the recitals of this Agreement.
“Acquired Company Returns” shall mean any Tax Return required to be filed by the Acquired Company.
“Adjustment Amount” shall have the meaning set forth in Section 1.6(g) (Post Closing Adjustment to Closing Purchase Price).
“Affiliate” shall mean, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. For the avoidance of doubt, the Acquired Company shall be deemed for purposes of this Agreement to be an Affiliate of Seller prior to the Closing and an Affiliate of Buyer from and after the Closing. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings under this Agreement.
“Agreement” shall have the meaning set forth in the preamble of this Agreement.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is both not material and the type of information that the registrant customarily and actually treats as private and confidential.

“ALG” shall have the meaning set forth in Section 10.12 (Conflict of Interest).
[***]
“Annual Net Sales” shall mean all Net Sales of any Milestone Product invoiced by the Milestone Obligors in any calendar year.
“Anti-Corruption Laws” shall mean the Foreign Corrupt Practices Act of 1977, as amended, or any other comparable Law applicable in the United States or any non-U.S. jurisdiction, in each case as applicable and together with the related regulations and published interpretations thereunder.
“Antitrust Laws” shall mean the Sherman Act, as amended, the Clayton Act, as amended, the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, as amended, the Irish Criminal Justice (Corruption Offences) Act 2018, as amended, and all other federal, state and foreign statutes, rules, regulations, orders, decrees, and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or competition.
[***]
“ATTR Indication” means the prevention, treatment, amelioration or cure of any cardiomyopathy including [***].
“Audited Financial Statements” shall have the meaning set forth in Section 2.4 (Financial Statements).
“Balance Sheet Date” shall have the meaning set forth in Section 2.4 (Financial Statements).
“Base Purchase Price” shall mean $60,000,000.
“Business” shall have the meaning set forth in Section 2.2(a) (Assets of the Acquired Company; Sufficiency of Assets).
“Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in Dublin, Ireland or New York, New York.
“Buyer” shall have the meaning set forth in the preamble of this Agreement.
“Buyer Indemnified Party” shall have the meaning set forth in Section 8.1 (Indemnification of Buyer).
“Buyer Prepared Return” shall have the meaning set forth in Section 5.4(a) (Tax Matters).
“Buyer’s Relief” means (a) any Accounts Relief, (b) any Relief which arises to the Acquired Company as a result of or in connection with any event occurring after Closing or

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is both not material and the type of information that the registrant customarily and actually treats as private and confidential.

profits earned, accrued or received after Closing, and (c) any Relief arising to Buyer or any Affiliate of Buyer (excluding the Acquired Company) at any time.
“Cash and Cash Equivalents” shall mean, without duplication, with respect to the Acquired Company, as of the Reference Time (but before taking into account the consummation of the transactions contemplated hereby), the aggregate amount of cash, cash equivalents and marketable securities held by the Acquired Company, as determined in accordance with the Accounting Principles, whether or not kept “on site” or held in deposit, checking, savings, brokerage or other accounts of or in any safety deposit box or other storage device, less (a) the aggregate amount of outstanding checks or drafts of the Acquired Company that have not posted, plus (b) checks received by the Acquired Company that have not been posted, less (c) the aggregate amount of all cash or cash equivalents that are not freely usable, distributable or transferrable (including any security deposits, amounts held in collateral, and cash and cash equivalents held in escrow or on behalf of third parties but excluding anything in clause (b)) by the Acquired Company.
“Change of Law” shall have the meaning set forth in Section 8.9 (Change of Law).
“Claim Notice” shall have the meaning set forth in Section 8.3 (Third-Party Claims).
“Clinical Development Plan” shall mean the Clinical Development Plan substantially in the form attached hereto as Exhibit B; as may be modified from time-to-time by Buyer.
“Closing” shall have the meaning set forth in Section 1.3 (Closing; Closing).
“Closing Date” shall have the meaning set forth in Section 1.3 (Closing; Closing).
“Closing Date Cash Amount” shall mean the Cash and Cash Equivalents of the Acquired Company as of the Reference Time determined in accordance with the Accounting Principles.
“Closing Date Indebtedness” shall mean the Debt of the Acquired Company, including Debt pursuant to an Intercompany Contract, as of the Reference Time determined in accordance with the Accounting Principles.
“Closing Date Transaction Expenses” shall mean, without duplication, all costs, fees, expenses and other amounts incurred by or on behalf of, or that are payable or due from, the Acquired Company, in each case from arrangements or agreements entered into prior to the Closing, arising out of or in connection with the performance by Seller or any of its Affiliates of Seller’s obligations under this Agreement, the negotiation and execution of this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated by this Agreement, including (i) the aggregate expenses, fees and disbursements of all transaction advisors, financial advisors, valuation experts, data room administrators, brokers, finders, investment bankers, attorneys, accountants and other consultants and advisors of Seller or any of its Affiliates in connection with the negotiation, execution, delivery and performance of this Agreement through the Closing, including Cooley and ALG, (ii) any concession or other similar fee that the Acquired Company agrees prior to Closing to pay any Person in connection with obtaining such Person’s consent under any Contract, (iii) the costs, fees and expenses incurred by the Acquired Company under any Intercompany Contract in order to terminate any Intercompany

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is both not material and the type of information that the registrant customarily and actually treats as private and confidential.

Contract as contemplated hereby (but excluding any outstanding debt under any Intercompany Contract, which will be treated as Closing Date Indebtedness hereunder), (iv) any nonrefundable value added Tax incurred by the Acquired Company in connection with, or relating to the fees, costs, payments and expenditures set forth above, and (v) costs, fees, expenses and other amounts incurred by the Acquired Company or Seller in connection with the transaction process that resulted in the execution of this Agreement, in each case to the extent that Seller or the Acquired Company is responsible for such fees, expenses and disbursements and such fees, expenses and disbursements have not been paid by Seller or the Acquired Company prior to the Closing or paid by Seller after the Closing; provided, however, that Closing Date Transaction Expenses shall not include any Taxes (other than those Taxes listed in clause (iv) above).
“Closing Purchase Price” shall mean cash in an amount equal to:
(a)the Base Purchase Price;
(b)plus the Estimated Closing Date Cash Amount, subject to adjustment as provided in Section 1.6 (Post Closing Adjustment to Closing Purchase Price);
(c)minus the Estimated Closing Date Indebtedness, subject to adjustment as provided in Section 1.6 (Post Closing Adjustment to Closing Purchase Price); and
(d)minus the Estimated Closing Date Transaction Expenses, subject to adjustment as provided in Section 1.6 (Post Closing Adjustment to Closing Purchase Price).
“Closing Statement” shall have the meaning set forth in Section 1.6(b) (Post Closing Adjustment to Closing Purchase Price).
“CMC” means chemistry, manufacturing and controls for the manufacturing of a biologic pharmaceutical product.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Company Financial Statements” shall have the meaning set forth in Section 2.4 (Financial Statements).
“Company Intellectual Property” shall mean any and all Intellectual Property that is owned or purported to be owned by the Acquired Company.
“Company Licensed Intellectual Property” shall mean any and all Intellectual Property that is licensed or purported to be licensed to the Acquired Company or for which the Acquired Company has obtained or purported to have obtained a covenant not to be sued.
“Company Material Adverse Effect” shall mean any effect that is materially adverse to the assets, financial condition or existing business of the Acquired Company; provided, however, that none of the following (individually or in combination) shall be deemed to constitute, or shall be taken into account in determining whether there has been, a Company Material Adverse Effect: (a) any adverse effect resulting directly or indirectly from general business or economic conditions, except to the extent such general business, political or economic conditions have a

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is both not material and the type of information that the registrant customarily and actually treats as private and confidential.

disproportionate effect on the Acquired Company as compared to any of the other companies in the Acquired Company’s industry; (b) any adverse effect resulting directly or indirectly from conditions generally affecting any industry or industry sector in which the Acquired Company operates or competes, except to the extent such adverse effect has a disproportionate effect on the Acquired Company as compared to any of the other companies in such industry or industry sector; (c) any adverse effect resulting directly or indirectly from acts of war, sabotage, terrorism or natural acts, including hurricanes, earthquakes, floods, tsunamis, tornadoes, mudslides, fires or other disasters, epidemics, pandemic (including COVID-19) and other force majeure events; (d) any adverse effect resulting directly or indirectly from matters set forth in the Disclosure Schedule or the announcement, execution, delivery or performance of this Agreement or the pendency or consummation of the Sale, including any disruption in (or loss of) supplier, service provider, partner or similar relationships or any loss of consultants or contractors (other than for purposes of any representation or warranty contained in Section 2.18 (Non-Contravention; Consents) but subject to disclosures in Section 2.18 of the Disclosure Schedule); (e) any adverse effect resulting directly or indirectly from any change in accounting requirements or principles or any change in applicable Laws or the interpretation thereof; (f) any adverse effect resulting directly or indirectly from any action taken by Seller or the Acquired Company at Buyer’s express instruction or direction; (g) the failure of Seller or the Acquired Company to meet internal expectations or projections; (h) the results of, or any data derived from, any preclinical or clinical testing being conducted by or on behalf of any competitor of the Acquired Company or any of their respective collaboration partners or any announcement thereof; (i) increased incidence or severity of any previously identified side effects, adverse events or safety observations, or reports of new side effects, adverse events or safety observations, with respect to any products or product candidates of any competitors of the Acquired Company; (j) any recommendations, statements or other pronouncements published or proposed by professional medical organizations or any Governmental Body, or any panel or advisory body empowered or appointed thereby, relating to any products or product candidates of any competitors of the Acquired Company; (k) any supply chain disruption affecting products or product candidates of the Acquired Company or any products or product candidates of any competitors of the Acquired Company; (l) any determination or development relating to coverage, reimbursement or payor rules or policies applicable to, or pricing of, any products or product candidates of the Acquired Company or any products or product candidates of any competitors of the Acquired Company; or (m) any adverse effect resulting directly or indirectly from any breach by Buyer of any provision of this Agreement or the taking of any other action by Buyer.
“Company Patent” shall mean any Patent Rights (a) included in the Company Intellectual Property and existing as of the Closing or (b) included in the Company Licensed Intellectual Property exclusively licensed to the Acquired Company and existing as of the Closing.
“Comparable Entity” shall mean an Entity that is one of [***].
“Compound” shall mean the [***] monoclonal antibody being developed by the Acquired Company as of the Closing under the designation PRX004 and [***].
“Confidentiality Agreement” shall mean that certain Mutual Confidentiality Agreement, [***], by and between Buyer and the Acquired Company.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is both not material and the type of information that the registrant customarily and actually treats as private and confidential.

“Contract” shall mean any contract, plan, undertaking, arrangement, concession, understanding, agreement, agreement in principle, franchise, permit, instrument, license, lease, sublease, note, bond, indenture, deed of trust, mortgage, loan agreement that is or purports to be a binding commitment, whether written or oral, including any exhibits, annexes, appendices or attachments thereto, and any amendments, modifications, supplements, extension or renewals thereof.
“Controlling Party” shall have the meaning set forth in Section 8.3 (Third-Party Claims).
“Cooley” shall have the meaning set forth in Section 10.12 (Conflict of Interest).
“Cover” shall mean, with respect to any product and any claim of any Patent Right, that such claim of such Patent Right would be infringed (or if such claim is in a pending Patent Right application, such claim would be infringed if it were issued), absent a license, by the use, manufacture, offer for sale, sale or importation or other exploitation of such product. “Covered” has a correlative meaning.
“Covered Materials” shall have the meaning set forth in Section 10.13 (Attorney-Client Privilege).
“COVID-19” shall mean SARS-CoV-2 or COVID-19.
“COVID-19 Measures” shall mean any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive or guidelines promulgated by any Governmental Body, including the Centers for Disease Control and Prevention and the World Health Organization, intended to ensure the health and safety of the general public in light of COVID-19, in each case, in response to COVID-19, including the Families First Act.
“Damages” shall mean losses, costs, damages, liabilities, fines, deficiencies, fees, charges, penalties, judgment, costs, amounts paid in settlement and expenses, including reasonable out-of-pocket attorneys’ fees and expenses and reasonable fees and expenses of other professionals and experts, that have been incurred or properly paid by an Indemnified Party, including investigation, litigation or other proceedings related fees and expenses; provided, however, that (a) “Damages” shall not include any unforeseeable, speculative, special, indirect, exemplary and punitive damages (except to the extent paid or payable by an Indemnified Party to a third party in connection with a Third-Party Claim); (b) for purposes of computing the amount of Damages incurred or paid by a Person, there shall be deducted an amount equal to the amount of any insurance proceeds, indemnification payments, contribution payments, reimbursements or refunds that are received by such Person or any of such Person’s Affiliates in connection with such Damages or the circumstances giving rise thereto; and (c) Damages shall include any costs incurred in connection with any reasonable steps taken to mitigate any Damages hereunder.
“Data Protections Laws” means all applicable data protection law including the GDPR, the Data Protection Acts 1988 to 2018 and any other legislation which implements the GDPR, the European Communities (Electronic Communications Networks and Services) (Privacy and Electronic Communications) Regulations 2011 and any other legislation which implements the Electronic Communications Data Protection Directive (2002/58/EC), all applicable Irish laws

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is both not material and the type of information that the registrant customarily and actually treats as private and confidential.

and regulations relating to the processing of personal data and privacy, any compulsory guidance and codes of practice issued by the Data Protection Commission or the European Data Protection Board and all applicable similar or related legislation in any competent jurisdiction and prior to 25 May 2018, the Data Protection Acts 1988 to 2003, as amended.
“Deemed Tax Liability” means (a) the loss, otherwise than by use or setting-off, of any Accounts Relief in which case the amount of the Tax liability shall be the amount of (i) Tax which would (on the basis of Tax rates current at the Closing Date) have been saved but for such loss assuming that the Acquired Company had sufficient profits or was otherwise in a position to use the Relief; or (ii) the repayment, where the Relief is a right to a repayment of Tax, and (b) the use or setting-off of any Buyer’s Relief in circumstances where, but for such use or setting-off, the Acquired Company would have had a liability to make an actual payment of, or in respect of, Tax in respect of which Seller would have been liable to a claim under Sections 8.1(a), 8.1(b) and 8.1(c) of this Agreement, in which case the amount of the Tax liability shall be the amount for which Seller would have been liable under this Agreement but for such utilization or set-off.
“Debt” shall mean the outstanding principal amount of, and all interest and other amounts accrued in respect of, and all amounts payable at retirement of, (a) any indebtedness for borrowed money of the Acquired Company, (b) any obligation of the Acquired Company evidenced by bonds, debentures, notes or other similar instruments, (c) any reimbursement obligations of the Acquired Company with respect to letters of credit (including standby letters of credit to the extent drawn upon), bankers’ acceptances or similar facilities issued for the account of the Acquired Company, (d) non-cancellable purchase commitments, (e) trade payables, other current liabilities and accrued expenses, (f) any capital leases, (g) any obligation of the type referred to in clauses (a) through (f) of another Person the payment of which the Acquired Company has guaranteed or for which the Acquired Company is responsible or liable, directly or indirectly, jointly or severally, as obligor or guarantor and (h) all accrued and unpaid Liabilities for income Taxes of the Acquired Company calculated as of the occurrence of Closing on the Closing Date (in the case of a Straddle Period, pursuant to the methodology set forth in the definition of “Pre-Closing Taxes”). “Debt” shall not include (i) any letters of credit to the extent not drawn upon, (ii) any bank guarantees, (iii) surety bonds and performance bonds, and (iv) [***]. For purposes of Section 1 (Description of Transaction), “Debt” shall mean Debt of the Acquired Company, as defined above, outstanding as of the Reference Time (but before taking into account the consummation of the transactions contemplated by this Agreement).
“Development and Commercialization Milestone Event” shall have the meaning set forth in Section 1.7(a) (Contingent Consideration).
“Diligent Efforts” shall mean, with respect to the efforts to be expended by Buyer and each Milestone Obligor with respect to the development (including receipt of Regulatory Approval and, where applicable, Pricing Approval), manufacture and commercialization of a Milestone Product, the carrying out of such activities using efforts and resources that a pharmaceutical company of the size and resources of Buyer would reasonably devote, consistent with the exercise of prudent scientific and business judgment, to carrying out development, manufacturing and commercialization activities for compounds or products of similar market potential or strategic importance at a similar stage in development or product life as such

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is both not material and the type of information that the registrant customarily and actually treats as private and confidential.

Milestone Product, in each case taking into reasonable account actual or reasonably expected to occur issues [***].
“Disclosure Schedule” shall mean the disclosure schedule that has been prepared by Seller and delivered or made available to Buyer on the date of the Agreement. The contents of each of the Contracts and other documents referred to in the Disclosure Schedule shall be deemed to be incorporated and referred to in the Disclosure Schedule as though set forth in full therein.
“Dispute Auditor” shall have the meaning set forth in Section 1.6(d) (Post Closing Adjustment to Closing Purchase Price).
“Dispute Notice” shall have the meaning set forth in Section 1.6(c) (Post Closing Adjustment to Closing Purchase Price).
“EMA” shall mean the European Medicines Agency and any successor agency thereto.
“Employee Benefit Plan” means any (i) “employee benefit plan” as defined in Section 3(3) of ERISA, (ii) compensation, employment, consulting, severance, termination protection, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program or policy or (iii) other plan, agreement, arrangement, program or policy providing for bonuses, profit-sharing, equity or equity-based compensation or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangement), medical, dental, vision, prescription or fringe benefits, life insurance, relocation or expatriate benefits, perquisites, disability or sick leave benefits, employee assistance program, workers’ compensation, supplemental unemployment benefits or post-employment or retirement benefits (including pension, health, medical or insurance benefits), any pension, retirement or death benefit schemes or similar schemes or arrangements, in each case whether or not written (x) that is sponsored, maintained, administered, contributed to or entered into by the Acquired Company for the current or future benefit of any current or former employee or director or individual independent contractor or (y) for which the Acquired Company has any direct or indirect liability. For the avoidance of doubt, a collective bargaining or other labor agreement shall constitute an agreement for purposes of clauses (ii) and (iii).
“End Date” shall mean the date that is [***] from the date of this Agreement.
“Entity” shall mean any corporation (including any nonprofit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
“Estimated Closing Date Cash Amount” shall have the meaning set forth in the definition of “Estimated Closing Statement” in this Exhibit A.
“Estimated Closing Date Indebtedness” shall have the meaning set forth in the definition of “Estimated Closing Statement” in this Exhibit A.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is both not material and the type of information that the registrant customarily and actually treats as private and confidential.

“Estimated Closing Date Transaction Expenses” shall have the meaning set forth in the definition of “Estimated Closing Statement” in this Exhibit A.
“Estimated Closing Statement” shall mean a written statement, signed by an authorized representative of Seller, setting forth in reasonable detail Seller’s good faith estimate of the Closing Purchase Price, including (a) the Closing Date Cash Amount (the “Estimated Closing Date Cash Amount”), (b) the Closing Date Indebtedness (the “Estimated Closing Date Indebtedness”), and (c) the Closing Date Transaction Expenses (the “Estimated Closing Date Transaction Expenses”).
“European Union” shall mean (a) all countries that are officially recognized as member states of the European Union at any particular time and (b) the United Kingdom.
“FDA” shall mean the United States Food and Drug Administration and any successor agency thereto.
“FDCA” means the Federal Food, Drug, and Cosmetic Act of 1938, as amended, and the regulations promulgated thereunder.
[***]
“GDPR” shall mean (as the context permits) the EU General Data Protection Regulation (EU 2016/679) or the General Data Protection Regulation as adopted in the UK pursuant to the European Union (Withdrawal Act) 2018.
“Government Official” shall mean (a) any officer or employee of any Governmental Body, (b) any Person acting in an official capacity on behalf of a Governmental Body, (c) any officer or employee of a Person that is majority or wholly owned by a Governmental Body, (d) any officer or employee of a public international organization, such as the World Bank or the United Nations, (e) any officer or employee of a political party or any Person acting in an official capacity on behalf of a political party or (f) any candidate for political office.
“Governmental Body” shall mean any national, federal, regional, state, provincial, local or foreign or other governmental authority or instrumentality, legislative body, court, administrative agency, regulatory body, commission or instrumentality, including any multinational authority having governmental or quasi-governmental powers, or any other industry self-regulatory authority.
“IFRS” shall mean the International Financial Reporting Standards as issued by the International Accounting Standards Board or any successor thereto and in accordance with IFRS as endorsed by the European Union. With respect to the computations pursuant to Section 1.6 (Post Closing Adjustment to Closing Purchase Price), IFRS shall mean such principles as in effect as of the Reference Time.
“Indemnification Demand” shall have the meaning set forth in Section 8.4(a) (Indemnification Mechanics).
“Indemnification Dispute Notice” shall have the meaning set forth in Section 8.4(b) (Indemnification Mechanics).

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is both not material and the type of information that the registrant customarily and actually treats as private and confidential.

“Indemnified Party” shall mean the Person entitled to indemnification under Section 8 (Indemnification).
“Indemnifying Parties” shall have the meaning set forth in Section 5.2(b) (Indemnification of Officers and Directors).
“Indemnified Persons” shall have the meaning set forth in Section 5.2(a) (Indemnification of Officers and Directors).
“Indemnity Cap” shall have the meaning set forth in Section 8.6(d) (Sole and Exclusive Remedy; Limitations).
“Indemnity Deductible” shall have the meaning set forth in Section 8.6(f) (Sole and Exclusive Remedy; Limitations).
“Initiation” shall mean, with respect to a particular clinical trial, dosing of fifth (5th) patient in such trial. “Initiates” shall have a correlative meaning.
“Insurance Policies” shall have the meaning set forth in Section 2.15 (Insurance).
“Intellectual Property” shall mean any and all intellectual property and similar proprietary rights in any jurisdiction throughout the world, including:
(a)all issued or granted patents (including all utility, utility model and design patents), pending patent applications (including all provisionals, nonprovisionals, national, regional and international applications, as well as original, continuation, continuation-in-part, divisional and continued prosecution applications, reissues, renewals, reversions, extensions and re-examination applications), statutory invention registrations and any term extension or other action by a Governmental Body which provides rights beyond the original expiration date of any of the foregoing, whether within or outside the United States (“Patent Rights”);
(b)trademarks, service marks, logos, trade names and trade dress, whether or not registered, and all pending applications for registration of the same, other than regulatory filings;
(c)copyrights, whether or not registered, and all pending applications for registration of the same;
(d)domain names and URLs;
(e)trade secrets and other rights in know-how (including inventions) and confidential or proprietary information;
(f)computer programs and databases, whether in object or source code form;
(g)registrations and applications for, and all goodwill associated with, any and all of the foregoing; and

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is both not material and the type of information that the registrant customarily and actually treats as private and confidential.

(h)rights to sue and recover and retain damages, costs and attorneys’ fees for past, present or future infringement, misappropriation or violation of any and all of the foregoing.
“Intercompany Contract” shall mean Contracts between Seller or any of its Affiliates (other than the Acquired Company), on the one hand, and the Acquired Company, on the other hand.
“Irish Companies Act” means the Companies Act 2014 and all orders, statutory instruments and regulations made thereunder and intended to be construed as one with the Companies Act 2014.
“Joint Press Release” shall have the meaning set forth in Section 5.3 (Disclosure).
“Knowledge” shall have the meaning set forth in Section 10.11 (Knowledge).
“Knowledge Individuals” shall mean the following Persons: [***].
“Law” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.
“Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.
“Lien” or “Liens” shall mean all mortgages, liens, encumbrances, security interests, licenses, claims, charges or pledges, or other similar adverse claim of any kind in respect of such property or asset, including any restriction on the right to vote, sell or otherwise dispose of any capital stock or other voting or equity interest.
“Major Market Country” shall mean [***].
“Material Contract” shall have the meaning set forth in Section 2.9(a) (Material Contracts).
“Milestone Event” shall have the meaning set forth in Section 1.7(a) (Contingent Consideration).
“Milestone Notice” shall have the meaning set forth in Section 1.7(a) (Contingent Consideration).
“Milestone Obligor” shall mean each of (a) Buyer or any of its Subsidiaries or Affiliates (including as of immediately following the Closing, the Acquired Company), (b) any Transferee, and (c) with respect to a Milestone Product, any of their direct or indirect successors, licensees, sublicensees (including partners and collaborators that are licensees or sublicensees) or assignees

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is both not material and the type of information that the registrant customarily and actually treats as private and confidential.

of such Milestone Product or any other Person that has been granted the right to develop or commercialize such Milestone Product for its own account (rather than on behalf of Buyer, any of its Subsidiaries or Affiliates, or any Transferee).
“Milestone Payment(s)” shall have the meaning set forth in Section 1.7(a) (Contingent Consideration).
“Milestone Products” shall mean the PRX004 Milestone Products and Other Milestone Products.
“Net Sales” shall mean the gross amount invoiced by Milestone Obligors for sale of the Milestone Products less the following deductions to the extent (i) [***] and (ii) [***] with respect to such Milestone Product by, and not otherwise recovered or reimbursed to, the Milestone Obligors: [***].
Net Sales shall be calculated in accordance with IFRS, as consistently applied by the applicable Milestone Obligor. For clarity, if a single item falls into more than one of the categories set forth in clauses (a) to (d) above, such item may not be deducted more than once. Net Sales shall not include: [***].
With respect to any sale of any Milestone Product in a given country for any substantive consideration other than [***], for purposes of calculating the Net Sales under this Agreement, such Milestone Product shall be deemed to be sold [***].
In the event one or more Milestone Product(s) is/are sold together with one or more other active ingredients at a single price (such combination is hereinafter referred to as “Combination Product” and such other active ingredients, “Other Products”), such single price shall be allocated among the Milestone Product(s) and the Other Product(s) in the Combination Product based on the market price for such Milestone Product(s) and Other Product(s) when sold separately in the applicable country or jurisdiction. If any such Milestone Product or Other Product in a Combination Product is not being sold alone with a market price in the applicable country or jurisdiction, Buyer and Seller shall [***].
“Net Sales Milestone Event” shall have the meaning set forth in Section 1.7(a) (Contingent Consideration).
“NMPA” shall mean the National Medical Products Administration of China, and any successor agency thereto.
“NNRE” shall have the meaning set forth in the preamble of this Agreement.
“Non-Controlling Party” shall have the meaning set forth in Section 8.3 (Third-Party Claims).
“Non-Qualified Damages” shall have the meaning set forth in Section 8.6(f) (Sole and Exclusive Remedy; Limitations).
“Non-Recourse Party” shall mean, with respect to a party to this Agreement, any of such party’s former, current and future equity holders, controlling Persons, directors, officers,

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is both not material and the type of information that the registrant customarily and actually treats as private and confidential.

employees, agents, representatives, Affiliates, members, managers, general or limited partners, or assignees (or any former, current or future equity holder, controlling Person, director, officer, employee, agent, representative, Affiliate, member, manager, general or limited partner, or assignee of any of the foregoing); provided that, for the avoidance of doubt, no party to this Agreement will be considered a Non-Recourse Party.
“Novo Nordisk” shall have the meaning set forth in the preamble of this Agreement.
“Other Indication” means the prevention, treatment, amelioration or cure of any indication, disease or medical condition other than the ATTR Indication.
“Other Milestone Product” means any product candidate or product being developed or commercialized by or on behalf of any Milestone Obligor (other than a PRX004 Milestone Product) [***] is Covered by a Valid Claim contained in any (a) Company Patent or (b) Patent Right owned or controlled by such Milestone Obligor that claims priority to a Company Patent.
“Parent Group” shall mean Parent and all of its direct and indirect subsidiaries including the Acquired Company.
“Patent Rights” shall have the meaning set forth in part (a) of the definition of “Intellectual Property” in this Exhibit A.
“Permits” shall have the meaning set forth in Section 2.11(b) (Contingent Consideration).
“Permitted Encumbrances” shall mean: (a) statutory liens for current Taxes or other governmental charges (i) not yet due and payable or (ii) the amount or validity of which is being contested in good faith by appropriate proceedings by Seller or the Acquired Company and for which appropriate reserves have been established in accordance with the Accounting Principles; (b) mechanics’, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the ordinary course of business for amounts that are not delinquent and that are not, individually or in the aggregate, significant, unless being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established; (c) Liens arising under conditional sales Contracts and equipment leases with third parties entered into in the ordinary course of business which do not, individually or in the aggregate, materially impair the continued ownership, use or operation of the assets to which they relate; (d) Liens, the existence of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; or (e) non-exclusive licenses or non-exclusive sublicenses granted to others in the ordinary course of the Business.
“Permitted Transfer” shall mean a transfer of the right to receive the Milestone Payments (a) on death by will or intestacy, (b) by instrument to an inter vivos or testamentary trust in which the Milestone Payments are to be passed to beneficiaries upon the death of the trustee, (c) pursuant to a court order, or (d) made by operation of law (including a consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other Entity.
“Person” shall mean any individual, Entity or Governmental Body.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is both not material and the type of information that the registrant customarily and actually treats as private and confidential.

“Personal Data” has the meaning given to such term in the GDPR.
“Phase 2 Study” shall mean a clinical trial of a PRX004 Milestone Product conducted by or on behalf of a Milestone Obligor that would satisfy the requirements of 21 C.F.R. § 312.21(b), or its foreign equivalent and is conducted with the intent of submitting the resulting data to the FDA and EMA.
[***]
“Phase 3 Study” shall mean a clinical trial of a PRX004 Milestone Product conducted by or on behalf of a Milestone Obligor that would satisfy the requirements of 21 C.F.R. § 312.21(c), or its foreign equivalent and is conducted with the intent of submitting the resulting data to the FDA and EMA. For the avoidance of doubt, “Phase 3 Study” excludes any Phase 2b Study.
“PMDA” shall mean the Pharmaceuticals and Medical Devices Agency of Japan, and any successor agency thereto.
“Pre-Closing Period” shall have the meaning set forth in Section 4.1 (Access).
“Pre-Closing Tax Period” shall mean any taxable period (or portion thereof) ending on or before the occurrence of Closing on the Closing Date, and the portion of the Straddle Period up to the occurrence of Closing on the Closing Date.
“Pre-Closing Taxes” shall mean all Taxes imposed on the Acquired Company for Pre-Closing Tax Periods [***]; provided, however, that Pre-Closing Taxes shall not include (a) any Taxes resulting from any transactions occurring on the Closing Date after the Closing, (b) any Taxes resulting from any breach by Buyer of Section 5.4 (Tax Matters), or (c) any Transfer Taxes. In the case of any Straddle Period, the amount of any Taxes based on or measured by income, receipts or payroll of the Acquired Company for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the occurrence of Closing on the Closing Date and the amount of any Pre-Closing Taxes for the Straddle Period shall be calculated by reference to any income, receipts or payroll of the Acquired Company on or prior to the interim closing of the books; provided, however, that Pre-Closing Taxes shall only include (i) Taxes assessed on the Acquired Company prior to 5:00 p.m. Dublin, Ireland time on the date that is four years from the end of the accounting period in which the Acquired Company’s Irish corporation Tax Return relating to the accounting period of the Acquired Company current at the Closing Date is due to be filed ; and (ii) [***].
“Pricing Approval” shall mean, in any country where a Governmental Body approves or determines pricing for, pharmaceutical products, receipt of such pricing approval or determination (as the case may be).
“PRX004 Milestone Product” shall mean any product candidate or product being developed or commercialized by or on behalf of any Milestone Obligor that contains or comprises a Compound.
“Purchase Price” shall mean the Closing Purchase Price and any consideration payable by Buyer pursuant to Section 1.7 (Contingent Consideration).

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is both not material and the type of information that the registrant customarily and actually treats as private and confidential.

“Reference Time” shall mean 12:01 a.m., Dublin, Ireland time, on the Closing Date.
“Registered IP” shall mean any and all Intellectual Property that is registered, filed, or issued under the authority of any Governmental Body, including all Patent Rights, registered copyrights, registered mask works, registered trademarks, and all applications for any of the foregoing.
“Regulatory Approval” shall mean any and all licenses, registrations, authorizations and approvals that are necessary for the marketing and sale of a pharmaceutical product in a given country or regulatory jurisdiction, but excluding, in each case, Pricing Approvals.
“Relevant VAT Periods” has the meaning set forth in Section 5.4(g) of this Agreement.
“Relief” shall mean any relief, allowance, exemption, set-off, deduction or credit of whatsoever nature in computing any profits for Tax purposes or any credit, relief or allowance in respect of Tax.
[***]
“Sale” shall have the meaning set forth in Section 1.1 (Purchase and Sale of Shares).
“Sales Report” shall have the meaning set forth in Section 1.7(e) (Contingent Consideration).
“Secondary Tax Liability” shall mean any Tax liability that arises (whether before, on or after Closing) to the Acquired Company, Buyer or any Affiliate of Buyer: (i) due to the relationship for Tax purposes before Closing of the Acquired Company with any person other than Buyer or an Affiliate of Buyer; or (ii) under a legally binding obligation (whether or not conditional) entered into by the Acquired Company on or before Closing otherwise than in the ordinary course of business.
“Seller Prepared Returns” shall have the meaning set forth in Section 5.4(a) (Tax Matters).
“Seller” shall have the meaning set forth in the preamble of this Agreement.
“Seller VAT Group” shall have the meaning set forth in Section 5.4(g) (Tax Matters).
“Shares” shall have the meaning set forth in the recitals of this Agreement.
“Specified Representations” shall mean the representations and warranties set forth in [***].
“Straddle Period” shall mean any taxable period beginning on or before and ending after the Closing Date.
“Subsidiary” shall mean, with respect to any Person, partnership, limited liability company, corporation or other business entity of which (a) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is both not material and the type of information that the registrant customarily and actually treats as private and confidential.

contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a partnership, limited liability company or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.
“Supplies” has the meaning set forth in Section 5.4(g) of this Agreement.
“Tax” or “Taxes” shall mean all federal, state or local and all foreign taxes including levies, impost, surcharge, contribution, income, gross receipts, windfall profits, value added, severance, property, production, sales, use, duty, license, excise, franchise, employment, withholding or similar taxes of any kind (including, for the avoidance of doubt, any pay related social insurance in Ireland and corresponding obligations elsewhere), and shall further include any amount payable as a consequence of any claim, direction, order or determination of any tax, revenue, fiscal, government or municipal or local authority or any other statutory governmental, state, provincial or local governmental authority, body, court, tribunal or official whatsoever (whether of Ireland or elsewhere in the world) competent to impose, administer, levy, assess or collect any of the foregoing together with any fines, interest, charges, surcharges, costs, additions or penalties with respect thereto and any interest with respect to such additions or penalties.
“Tax Certificate” shall have the meaning set forth in Section 5.4(i) (Tax Matters).
“Tax Claim” shall have the meaning set forth in Section 5.4(d) (Tax Matters).
“Tax Returns” shall mean any return, statement, report, tax filing or form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, and information returns and reports), including any amendments, filed or required to be filed with a Governmental Body.
“TCA” shall mean the Taxes Consolidation Act 1997 of Ireland (as amended).
“Third-Party Claim” shall have the meaning set forth in Section 8.3 (Third-Party Claims).
“Transferee” shall have the meaning set forth in Section 1.7(f) (Contingent Consideration).
“Transaction Documents” means this Agreement and the Transition Services Agreement, in each case together with any schedules, exhibits, annexes and appendices thereto.
“Transfer Taxes” shall mean any sales, use, stock transfer, value added, real property transfer, real property gains, transfer, stamp, registration, documentary, recording or similar duties or taxes together with any interest thereon, penalties, fines, costs, fees, additions to tax or additional amounts with respect thereto incurred in connection with the transactions contemplated hereby.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is both not material and the type of information that the registrant customarily and actually treats as private and confidential.

“Transition Services Agreement” shall mean the Transition Services Agreement substantially in the form attached hereto as Exhibit D to be entered into by and between Seller and Buyer on or prior to the Closing.
“Unaudited Balance Sheet” shall have the meaning set forth in Section 2.4 (Financial Statements).
“United States” or “U.S.” shall mean the United States of America and its territories and possessions.
“Update Report” shall have the meaning set forth in Section 1.7(d) (Contingent Consideration).
“Valid Claim” shall mean any claim contained in any (a) issued, unexpired Patent Right that has not been: (i) revoked or held unenforceable, unpatentable or invalid, in each case, by a final and unappealable (or if appealable, for which no appeal is properly filed within the time allowed to file an appeal) decision of a court or other Governmental Body of competent jurisdiction; or (ii) abandoned, disclaimed, denied or admitted to be invalid, unpatentable or unenforceable through reissue, re-examination, disclaimer or otherwise; or (b) pending application for any Patent Rights, provided that an application for Patent Rights pending for more than [***] after the date on which such application entered National Phase (or equivalent) in the relevant country or jurisdiction shall not be considered to have any Valid Claim for purposes of this Agreement unless and until a Patent Right with respect to such application issues with such claim.
“VAT” means value added tax or equivalent tax.
“VAT Regulations 2010” shall means the Value-Added Tax Regulations 2010 (S.I. 639 of 2010) of Ireland.
“VATCA” shall mean the Value-Added Tax Consolidation Act 2010 of Ireland (as amended).
“VAT Group Remitter” shall have the meaning set forth in Section 5.4(g) (Tax Matters).
“Voluntary Act” shall have the meaning set forth in Section 8.10 (Voluntary Acts).

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is both not material and the type of information that the registrant customarily and actually treats as private and confidential.